Exhibit 10.1

EXECUTION COPY

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (this “Agreement”), dated as of March 1, 2009 and effective as of October 10, 2008 (the “Effective Date”), between Misys plc, a public limited company incorporated under the laws of England (“Misys”), and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation formerly named Allscripts Healthcare Solutions, Inc. (“Allscripts”).

W I T N E S S E T H :

WHEREAS, Section 6.6 of the Agreement and Plan of Merger, dated as of March 17, 2008 (the “Merger Agreement”), by and among Misys, Misys Healthcare Systems, LLC, a North Carolina limited liability company (“Misys Healthcare”), Allscripts and Patriot Merger Company, LLC, a North Carolina limited liability company requires the Parties hereto to use commercially reasonable efforts to negotiate and enter into a mutually acceptable transition services agreement covering research, development and support services, management services and related costs, human resources services, procurement services, tax services, finance services and other services to be mutually agreed;

WHEREAS, the Parties have fulfilled their obligation under Section 6.6 of the Merger Agreement by negotiating and entering into this Agreement; and

WHEREAS, the Parties each desire to provide, or cause to be provided, to the Recipients indicated on the Schedules hereto, and such Recipients desire to accept and receive, the Services and other services and rights set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Misys and Allscripts agree as follows:

1.	Definitions and Interpretation

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“AAA” has the meaning specified in Section 10.2.

“Action” means any suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity) before or by any Governmental Entity or before any arbitrator.

“Additional Service” has the meaning specified in Section 2.1(b).

“Affiliate” means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether by Contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person; provided that, for the purposes of this Agreement, (i) neither Allscripts nor any of its Subsidiaries shall be treated as Affiliates of Misys or any of its other Subsidiaries (other than Allscripts and its Subsidiaries) and (ii) neither Misys nor any of its Subsidiaries (other than Allscripts and its Subsidiaries) shall be treated as Affiliates of Allscripts or any of its Subsidiaries.

“Agreement” has the meaning specified in the first paragraph.

“Allscripts” has the meaning specified in the first paragraph.

“Closing Date” has the meaning specified in the Merger Agreement.

“Confidential Information” has the meaning specified in Section 4.1.

“Contract” means a contract, agreement, arrangement or lease, whether written or oral.

“CPI-U” means the unseasonably adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published by the Bureau of Labor Statistics or if such index is no longer published, a comparable index published at least annually by a reasonably similar source agreed to by the Parties.

“Dispute Date” has the meaning specified in Section 10.1.

“Effective Date” has the meaning specified in the first paragraph.

“Executives” means Misys’ James Gelly and Allscripts’ Bill Davis.

“Exhibit” means any exhibit attached hereto.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Facilities Management Services” has the meaning specified in Schedule G.

“Fees” means, with respect to any given Service, (a) charges for the provision of such Service and (b) other than for Management Services, reasonable out-of-pocket expenses (which, for the avoidance of doubt, shall not include allocations for overhead or similar general operating expenses) incurred by a Provider on behalf of a Recipient in the provision of such Service (regardless of whether such reasonable out-of-pocket expenses are listed on any Schedule); provided, that any such out-of-pocket expenses that are not set forth on the relevant Schedule (i) for Facilities Management Services, Procurement Services or Manila Support Services individually in excess of $2,000 or in the aggregate in excess of $10,000 per fiscal quarter shall require the prior consent of the Recipient to be a “Fee” hereunder and (ii) for other Schedules individually in excess of $5,000 or in the aggregate in excess of $20,000 per fiscal quarter shall require the prior consent of the Recipient to be a “Fee” hereunder, and provided, further, that the aggregate of all out-of-pocket expenses not set forth on a Schedule for all Services shall not exceed $500,000 per Service Period, in each case, unless the Parties otherwise agree to exceed such amounts. For purposes of clarification, Misys shall be responsible for its out-of-pocket expenses incurred in connection with delivery of the Management Services.

“Financial Services” has the meaning specified in Schedule B.

“Force Majeure” has the meaning specified in Section 11.12.

“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“HIPAA” has the meaning specified in Section 4.4.

“HR Services” has the meaning specified in Schedule A.

“Indemnified Party” and “Indemnified Parties” have the meanings specified in Section 7.1.

“Indemnifying Party” has the meaning specified in Section 7.1.

“Information Systems Services” has the meaning specified in Schedule J.

“Initial Service Period” has the meaning specified in Section 5.1.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software and Internet websites, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and Trade Secrets.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code (including the UK Takeover Code) or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions.

“Liability” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all reasonable out-of-pocket costs and reasonable attorneys’ fees and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, and those arising under any Contract, commitment or undertaking.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Management Services” has the meaning specified in Schedule C.

“Manila Support Services” has the meaning specified in Schedule I.

“Merger Agreement” has the meaning specified in the first WHEREAS clause.

“Misys” has the meaning specified in the first paragraph and includes its permitted successors and permitted assigns.

“Misys Healthcare” has the meaning specified in the first WHEREAS clause.

“Open Source Software License Agreement” has the meaning specified in the Proprietary Software License Agreement.

“Overdue Rate” means the prime rate of interest as published in the Wall Street Journal on the date a payment hereunder was due plus one percent (1%).

“Party” means Misys or Allscripts.

“Parties” means Misys and Allscripts together.

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity.

“Procurement Services” has the meaning specified in Schedule D.

“Proprietary Software License Agreement” means the Proprietary Software License Agreement, dated as of the Effective Date, between Misys Open Source Solutions LLC, a Delaware limited liability company, and Misys Healthcare.

“Provider” means an entity providing a Service hereunder, as indicated on the Schedules hereto. Misys, Allscripts or any of their respective Affiliates may serve as a Provider hereunder.

“Provider Invoice” has the meaning specified in Section 3.2.

“Provider Party” has the meaning specified in Section 2.1(b).

“Provider Service Manager” has the meaning specified in Section 2.3(a).

“Provider Software” means all computer systems, software programs and databases and external data services used by a Provider (i) prior to the Effective Date in providing services to a Recipient or (ii) in the performance of Services hereunder and that the Provider has the right to use.

“R&D Services” has the meaning specified in Schedule F.

“Recipient” means an entity receiving a Service hereunder, as indicated on the Schedules hereto. Misys, Allscripts or any of their respective Affiliates may be a Recipient hereunder.

“Recipient Data” means all correspondence, communications, memos, e-mails, electronic or paper records, electronic or paper documents or other information, including but not limited to client databases, pricing, collections, and any other financial information, prepared or generated by any Provider with respect to any Recipient or its businesses during the term of this Agreement contained in such Provider’s data files or systems, any additions or modifications made thereto by Provider in the course of performing Services under this Agreement, and any output data resulting from the delivery of Services by Provider.

“Recipient Party” has the meaning specified in Section 2.1(b).

“Recipient Service Manager” has the meaning specified in Section 2.3(a).

“Records” has the meaning specified in Section 3.3(a).

“Relationship Agreement” means the Relationship Agreement, dated as of March 17, 2008, between Allscripts and Misys.

“SaaS Services” has the meaning specified in Schedule H.

“Schedule” means any schedule attached hereto.

“Service Manager” has the meaning specified in Section 2.3(a).

“Service Period” has the meaning specified in Section 5.1.

“Services” has the meaning specified in Section 2.1(a).

“Software” means all computer software, including application software, operating system software and firmware including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” means, with respect to any Person, another Person of which more than 50% of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, more than 50% of the equity interests) are owned or controlled, directly or indirectly, by such first Person.

“Tax Services” has the meaning specified in Schedule E.

“Trade Secrets” shall mean all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transition and Migration Plan” has the meaning specified in Section 5.4(c).

1.2 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular tense include the meanings of those words in the plural tense, and words used in the plural tense include the meanings of those words in the singular tense;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the words “include”, “includes” and “including” shall each be deemed to be followed by the term “without limitation”;

(v) reference to any section, paragraph, exhibit or schedule means such section or paragraph of, or such exhibit or schedule to, this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control, unless an Exhibit or Schedule expressly provides otherwise;

(xi) the titles and sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates or subcontractors to take such action or refrain from taking such action, as the case may be.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

2.	Performance of Services by Provider

2.1 General. (a) Each Provider hereunder shall provide to the relevant Recipient(s) hereunder, in accordance with the terms hereof and the Schedules, the following services solely for use in the business of such Recipient and its Affiliates:

(i) HR Services (as defined in Schedule A);

(ii) Financial Services (as defined in Schedule B);

(iii) Management Services (as defined in Schedule C);

(iv) Procurement Services (as defined in Schedule D);

(v) Tax Services (as defined in Schedule E);

(vi) R&D Services (as defined in Schedule F);

(vii) Facilities Management Services (as defined in Schedule G);

(viii) SaaS Services (as defined in Schedule H);

(ix) Manila Support Services (as defined in Schedule I); and

(x) Information Systems Services (as defined in Schedule J)

(collectively, the “Services,” and each individually, including each individual service forming a part thereof, a “Service”).

(b) Additional Services. If at any time during the term hereof, a Recipient becomes aware of any service the provision of which by a Provider is necessary or advisable, which is not already being provided pursuant hereto (each, an “Additional Service”), then either Allscripts (if the Recipient is Allscripts or an Affiliate of Allscripts) or Misys (if the Recipient is Misys or an Affiliate of Misys) (either Party, the “Recipient Party”) may notify either Misys (if the Provider is Misys or an Affiliate of Misys) or Allscripts (if the Provider is Allscripts or an Affiliate of Allscripts) (either Party, the “Provider Party”) in writing of such Additional Service. Upon receipt of such written notice, the Provider Party shall promptly, but in no event later than seven (7) days, verify if such request is an Additional Service, and the Parties shall then, as promptly as reasonably practicable, negotiate in good faith regarding (i) whether the Provider Party shall provide such Additional Service and (ii) upon the Provider Party’s agreement to provide such Additional Service, the scope, terms, duration and cost and fees therefor. Notwithstanding anything to the contrary contained herein, if either Party becomes aware of any service, which is not already being provided pursuant hereto, and such service was provided by Misys or its Subsidiaries to Misys Healthcare or by Misys Healthcare or its Subsidiaries to Misys or a Subsidiary of Misys prior to the Effective Date, then such Party shall notify the other Party in writing of any such services and the Parties shall, for thirty (30) days thereafter, negotiate in good faith an amendment or modification hereto regarding the scope, terms, duration and cost and fees therefor, which shall be no less favorable to the designated Recipient than the terms on which such service was previously provided, and if the Parties cannot reach an agreement on such terms prior to such thirtieth day, such service shall not be added hereto as an Additional Service. Once agreed, any such Additional Service shall be a “Service” for all purposes of this Agreement and the Parties shall amend this Agreement accordingly. Until the execution of any such amendment, neither the Provider Party nor its Affiliates shall be obligated to provide any such Additional Service.

2.2 Standard of Care. In the performance of the Services, a Provider shall perform the Services at a service level equal to or better than the current service level for that particular Service as provided by a Provider to itself or its Affiliates, provided, that with respect to a particular Service, the Provider and Recipient may agree on a specific service level relevant to such Service, consistent with this general principle, which will be set forth as part of the relevant Schedule. Except as expressly set forth in Schedule J or as otherwise may be mutually agreed upon in writing by the Parties, the service levels provided by Misys to business operations acquired by Allscripts shall be at least as high as the service levels provided to such business operations prior to the Closing Date under the Merger Agreement.

2.3 Service Managers.

(a) Each Provider and Recipient shall designate one or more of its employees or representatives to be manager for each of the categories of Services listed in Section 2.1(a) herein (each, a “Provider Service Manager”, “Recipient Service Manager” or “Service Manager”, as applicable). Each Service Manager shall be listed in the Schedules hereto or shall otherwise be appointed, and the other Party shall be notified of such appointment, promptly after the date hereof. Each Provider Service Manager’s responsibilities for his or her identified Services shall include:

(i) supervising the performance of a Provider’s obligations (including performance of Services); and

(ii) communicating or meeting with the corresponding Recipient Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(b) Each Recipient Service Manager’s responsibilities for his or her identified Services shall include: (i) supervising the Recipient’s performance of its responsibilities with respect to the Services; and (ii) communicating or meeting with the corresponding Provider Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(c) If a Service Manager of either Party is unable to continue to serve in such capacity or if either Party elects to change a Service Manager, such Party shall appoint a successor Service Manager and promptly notify the other Party of such appointment.

2.4 Service Modifications.

(a) Subject to Section 2.5, the Provider Party may reasonably supplement, modify, substitute or otherwise alter any of the Services or any component thereof from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by, as applicable, the Provider Party or one of its Affiliates to itself or its Affiliates; provided, however, that the level of service shall not be decreased in any material respect as a result of such supplements, modifications, substitutions or alterations; provided, further, however, that prior to any such supplement, modification, substitution or other alteration, the Provider Party shall provide the Recipient Party with at least forty-five (45) days notice prior to implementing any such change and the Provider Party and Recipient Party shall, during such 45-day period, negotiate mutually agreeable terms and conditions for such supplement, modification, substitution or other alteration and if no such agreement is reached, the Recipient Party may, at its option (1) agree to such change on the most recent terms proposed by the Provider Party or (2) terminate the Service or such component thereof with respect to which such change is proposed on an agreed upon date, which shall be no earlier than thirty (30) days after the end of such 45-day period without any further liability or obligation other than the payment of Fees for such Services or components thereof provided through the date of such termination, it being understood that during such thirty (30) day period such supplement, modification, substitution or alteration shall not be implemented with respect to the Recipient Party. Once the Recipient Party has elected to terminate the Service or such component thereof, if an agreement on the date of such termination cannot be reached, such termination will occur on the one hundred twentieth (120th) day after the end of the 45-day period unless earlier requested by the Recipient Party.

(b) The Recipient Party may request that the Provider Party supplement, modify, substitute or otherwise alter any of the Services or any component thereof. Upon such request, the Parties shall discuss in good faith the scope and nature of such request and related issues, including, but not limited to, the Fees therefor. If the Parties agree upon the scope and nature of such request and related issues, the Parties shall amend this Agreement accordingly. Until the execution of any such amendment, neither the Provider Party nor its Affiliates shall be obligated to provide any such altered Services.

2.5 Third Persons. Following the Effective Date, a Provider may subcontract any of its obligations in relation to the provision of any Service or component thereof to a third-Person vendor. Notwithstanding the foregoing, (x) a Provider may not after the Effective Date begin to subcontract to a third-Person vendor its obligations in relation to the provision of any Service it is then providing hereunder or change a subcontractor that it is using on the Effective Date without the consent of the Recipient if doing so will increase the Fees by more than 4% for such Service or component thereof during the current Service Period or materially reduce the level of service, and (y) in any case, a Provider shall remain responsible for the performance of such Service or component thereof by such third-Person vendor at the same standard of care set forth herein for the Services; provided, however, that prior to engaging a subcontractor to provide a Service then provided by a Provider or changing a subcontractor providing a Service, the Provider Party shall provide the Recipient Party with at least forty-five (45) days notice prior to implementing any such change and the Provider Party and Recipient Party shall, during such 45-day period, negotiate mutually agreeable terms and conditions for such subcontracting and if no such agreement is reached, the Recipient may, at its option (1) agree to such subcontracting on the most recent terms proposed by the Provider or (2) terminate the Service or component thereof with respect to which such subcontracting is proposed on an agreed upon date, which shall be no earlier than thirty (30) days after the end of such 45-day period without any further liability or obligation other than the payment of Fees for such Services or component thereof provided through the date of such termination, it being understood that during such thirty (30) day period such subcontractor change shall not be implemented with respect to the Recipient Party. Once the Recipient Party has elected to terminate the Service or such component thereof, if an agreement on the date of such termination cannot be reached, such termination will occur on the one hundred twentieth (120th) day after the end of the 45-day period unless earlier requested by the Recipient Party. Notwithstanding anything to the contrary herein, the Provider Party may not increase the fees charged to the Recipient Party by more than the actual increase in costs to the Provider Party (if any) to deliver the applicable Service as a result of subcontracting permitted under this paragraph.

2.6 Affiliates. The Provider Party remains responsible for the performance of any of its Affiliates of the Services. A Provider may subcontract any of its obligations in relation to the provision of any Service or component thereof to any of its Affiliates; provided that such Affiliate shall be subject to the standard of care set forth in Section 2.2 and that the Provider Party remains responsible for such performance of such Service or component thereof by such Affiliate at the same standard of care set forth herein for the Services.

2.7 Recipient Obligations. To enable a Provider to provide the Services, a Recipient shall provide or cause to be provided, at its sole cost and expense, such information and materials, furnish access to such data, personnel, software licenses and other resources, and take such other actions as are reasonably necessary for the Provider to provide the Services; provided, however, that the Recipient shall not be obligated to provide materially more of the foregoing resources, or incur materially greater expenses in doing so, than the Recipient was providing in connection with performance or receipt of the Services prior to the Closing Date under the Merger Agreement unless the Recipient agrees to do so.

2.8 Compliance with Laws. A Provider shall have no obligation to engage in any unlawful activity in connection with the provision of the Services. In the event that either Party becomes aware of a change in the Law applicable to a Service, each shall notify the other and negotiate in good faith how to change the Service to accommodate the change in applicable Law (including cost). Any such change shall be done in accordance with the provisions of Section 2.4. In performing the Services, the Provider Party and any Provider shall comply in all material respects with all Laws that apply to the performance of the same.

2.9 Limited License. Subject to the terms and conditions of this Agreement, the Provider Party hereby grants to the Recipient Party a nonexclusive, terminable, limited right and license (or sublicense, as the case may be) to access and/or use the Provider Software solely in connection with the receipt of the Services hereunder to the extent that the Recipient Party requires access and use of the same; provided that the grant of such license or sublicense for any piece of Provider Software is conditioned upon Provider Party’s or its Affiliate’s receipt of any necessary third-Person consents, which the Provider Party and its Affiliates shall use commercially reasonable efforts to obtain, provided, that so long as the Recipient Party is informed in writing of such third-Person consent costs and agrees in writing to bear such cost, such cost shall be borne solely by the Recipient Party or its Affiliates. If as a result of any negotiations with third Persons regarding Provider Software licenses or sublicenses the costs thereof (but not including costs that are based on amount of use that increase as a result of increased use) to the Provider increases, the Provider shall bear the full cost of such increase and the Fees hereunder shall not be increased. The software covered by the Proprietary Software License Agreement or the Open Source Software License Agreement shall be governed by the terms of such agreements, as applicable, and not by this Section 2.9. If a Recipient declines to pay the third-Person consent costs as noted above, the Provider shall not be obligated to grant the applicable license or sublicense and the Recipient may, at its option, terminate the Service with respect to which such consent was being sought following forty-five (45) days notice to the Provider Party of its intent to do so without any further liability or obligation other than the payment of Fees for such Services provided through the date of such termination. All rights in and to the Provider Software not specifically granted herein are reserved by the Provider Party and its Affiliates, as applicable. The licenses granted pursuant to this Section 2.9 shall survive the termination or expiration of this Agreement in the event that transition services are being provided to the Recipient Party in accordance with Section 5 after the effective date of such termination or expiration; provided that, in the event any such licenses survive the termination or expiration of this Agreement, such licenses shall terminate no later than the date of completion of such transition services.

2.10 Personnel Approval, Removal and Continuity. At the Recipient Party’s request, the Provider Party will deliver the qualifications and experience of all personnel to be assigned to perform the Services hereunder. At any time during the term of this Agreement, the Recipient Party shall have the right to reject placement of, or subsequently request replacement of, any personnel that the Recipient Party reasonably believes is unqualified or not performing. Within five (5) business days of receiving the Recipient Party’s request for removal or replacement, the Parties shall meet to resolve the issue. If, after the meeting, the Recipient Party continues to reject or request replacement of the applicable personnel, the Provider Party shall, as promptly as is reasonably practicable under the circumstances, fulfill the Recipient Party’s request.

3.	Fees; Invoicing and Payment

3.1 Fees Generally. The relevant Recipient or Recipient Party shall pay the relevant Provider or Provider Party the amounts set forth in Schedule A in consideration for the HR Services, the amounts set forth in Schedule B in consideration for the Financial Services, the amounts set forth in Schedule C in consideration for the Management Services, the amounts set forth in Schedule D in consideration for the Procurement Services, the amounts set forth in Schedule E in consideration for the Tax Services, the amounts set forth in Schedule F in consideration for the R&D Services, the amounts set forth in Schedule G in consideration for the Facilities Management Services, the amounts set forth in Schedule H in consideration for the SaaS Services, the amounts set forth in Schedule I in consideration for the Manila Support Services and the amounts set forth in Schedule J in consideration for the Information Systems Services. With respect to Fees charged by Misys or any of its Affiliates, such Fees will use the Misys budgeted exchange rates for the then-applicable fiscal period.

3.2 Payments. The Provider Party shall submit or cause to be submitted to the Recipient Party or a Recipient, within thirty (30) business days following the end of each calendar month, an invoice specifying the Fees for and nature of each of the Services provided during the relevant month (each, a “Provider Invoice”). The Provider Party shall, and shall cause its Affiliates to, provide the Recipient Party with such books and records as are necessary to support the amounts in the relevant Provider Invoice as the Recipient Party may reasonably request from time to time. The Recipient Party shall pay or cause to be paid in full the amounts due under each Provider Invoice within fifteen (15) days after receipt of such Provider Invoice and such payment shall be accompanied by a copy of the applicable Provider Invoice. Any portion of the amount due on any Provider Invoice not paid within such fifteen (15) day period shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve thirty day months, until paid in full. All amounts invoiced on Provider Invoices shall be in United States (U.S.) dollars, unless otherwise agreed upon by the Parties.

3.3 Audit Rights.

(a) Each Party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Services provided hereunder that are accurate and complete in all material respects during the term of each Service and for a period of four (4) years following the termination or expiration of such Service, including but not limited to accounting records and documentation produced in connection with the rendering of any Service and in the calculation of any compensation payable pursuant hereto (the “Records”).

(b) During the term hereof and for one year thereafter, no more than once during each six month period in each fiscal year, the Recipient Party shall have the right to audit the Records of the Provider Party and its Affiliates pertaining to the Services received during that fiscal year. The Recipient Party may use an independent auditor to perform any such audit that is reasonably acceptable to the Provider Party. Prior to the Recipient Party using an independent auditor, such independent auditor shall enter into an agreement with the Parties, on terms that are agreeable to both Parties, under which such independent auditor agrees to maintain the confidentiality of the information and materials reviewed during the course of such audit. The findings of such audit shall be considered Confidential Information for the purposes of this Agreement.

(c) Any audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the operations of the Provider Party or its Affiliates. Each audit shall begin upon the date agreed by the Parties, but in no event more than ten (10) days after notice from the Recipient of such audit, and shall be completed as soon as reasonably practicable. The Recipient Party shall pay or cause to be paid the costs of conducting such audit, unless the results of an audit reveal an overpayment of the applicable audited Service of 7.5% or more, in which case, the Provider Party shall pay or cause to be paid the lesser of the pro-rata portion of the audit fees for auditing such Service or an amount equal to the amount of the overpayment. If the audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party or its Affiliate responsible for such payment to the other Party or its Affiliate to whom such payment is owed within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the Party who is, or whose Affiliate is, responsible for such payment, provided that should the Provider Party dispute the findings of an audit conducted by the Recipient Party without the use of an independent auditor, the Provider Party may withhold any disputed amounts due to the Recipient Party pursuant to this Section 3.3(c) pending the resolution of such dispute in accordance with Section 10 hereof. Any such finally determined overpayment or underpayment shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve thirty day months, from the date such overpayment or underpayment occurred until paid in full.

(d) In connection with any audit, the Provider Party shall provide the Recipient Party and the auditors of the Recipient Party who have executed a confidentiality agreement in accordance with Section 3.3(b) reasonable access to Records (and permit the Recipient Party and the Recipient Party’s auditors to examine and make copies and abstracts from such Records), facilities and management personnel and subcontractors (if applicable) with respect to the relevant Services for the purpose of: (A) performing the Recipient Party’s end of fiscal quarter or end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; or (B) performing audits and inspections of the relevant businesses necessary to meet applicable regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002.

(e) Upon written request from the other Party, each Party shall provide the other Party reasonable access to the Records and relevant personnel during the term of each Service (and, for a period of four (4) years following the termination or expiration of such Service, for purposes of defending any litigation, the preparation of income and other tax returns, demonstrating to any third-Person as reasonably necessary compliance with applicable laws or regulations or pursuant to the request of any applicable regulatory authority); provided, however, that each Party shall bear its own expenses in connection therewith (including out of pocket expenses), such access shall be provided at a reasonable time, under the supervision of such first Party’s or its Affiliates’ personnel and in such a manner as not to interfere unreasonably with the normal operation of such first Party’s or its Affiliates’ businesses, and shall be subject to any confidentiality obligations on the part of the first Party or its Affiliates to any third Person, and provided further that nothing herein shall require any Party to provide the other Party access to any information contained in any Record that does not relate to the relevant Services. Such access shall include the right to examine and copy Records to the extent relating to the relevant Services, subject to the confidentiality obligations set forth in Section 4 herein.

3.4 Taxes. The Fees set forth in the Schedules do not include any sales, value-added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction. If a Provider or the Provider Party has the legal obligation to collect and/or pay any such taxes with respect to provision of Services (other than Management Services) under this Agreement, the amount of (and the jurisdiction imposing) such taxes shall be added to the Provider Invoice to a Recipient or the Recipient Party, separately stated, and shall be paid by a Recipient or the Recipient Party to a Provider or the Provider Party; provided that (a) in the case of value-added taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes unless a Provider or the Provider Party has issued to a Recipient or the Recipient Party a valid value-added tax invoice in respect thereof, and (b) in the case of all such taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes if and to the extent that a Recipient or the Recipient Party has provided any exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such taxes. If a Provider or the Provider Party does not have the legal obligation to collect and/or pay any such taxes with respect to the provision of Services to a Recipient or the Recipient Party hereunder, a Recipient or the Recipient Party does have such legal obligation with respect to such taxes, and the amount of such taxes has not been added to the Provider Invoice to a Recipient or the Recipient Party, a Recipient or the Recipient Party shall pay the invoiced amount to a Provider or the Provider Party without reduction for such taxes and shall pay to the applicable federal, state, local or foreign jurisdiction the amount of such taxes due to such jurisdiction. With respect to each Service (other than Management Services), a Recipient and the Recipient Party shall hold the Provider(s) and the Provider Party harmless from any sales, value added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction with respect to such Service or payments under this Agreement with respect to such Service; provided that in the event a Provider or the Provider Party is obligated by law to add any such taxes to a Provider Invoice and fails to do so, neither the Recipient nor the Recipient Party shall be responsible for any penalties imposed as a result of such failure.

3.5 Sharing of Savings. The Parties acknowledge and agree that the Fees for Services are, in part, based upon an allocation of expenses associated with personnel involved in providing the HR Services, Procurement Services, R&D Services and Information Systems Services. In the event that the Providing Party eliminates some of the personnel, functions or services comprising the HR Services, Procurement Services, R&D Services or Information Systems Services, then the Fees charged to the Recipient Party for any such Services shall be reduced in accordance with the original percentage of costs allocated to the Fees for such Services during the period in which such personnel, functions or services are not provided. In the event that the Parties did not expressly identify in a Schedule the pro-rata allocation of costs between the Providing Party and Recipient Party, the Parties will agree upon the pro-rata reduction hereunder based upon the actual allocation percentages. For purposes of clarification, if any personnel are terminated by the Providing Party, any severance payments or related termination payments shall not be included in the calculation of Fees. This Section 3.5 applies only to the Services specifically mentioned in the first two sentences of this Section 3.5 and does not apply to the Management Services identified in Schedule C, as the Fees identified therein reflect both the applicable Services and other considerations contemplated in the Merger Agreement.

4.	Confidentiality; Data Security

4.1 Confidential Information. “Confidential Information” of a Party means all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials disclosed by a Party and its Affiliates to the other Party, its Affiliates and third-Person vendors pursuant to this Agreement, and shall include all information and materials that: (a) are contained in any of the Schedules or Exhibits to this Agreement; (b) relate to the determination of the Fees; (c) are obtained by the other Party in the course of an audit pursuant to Section 3.3; (d) are obtained by the other Party after the Effective Date in the course of the receipt or provision of any of the Services; (e) embody or otherwise summarize Confidential Information; or (f) are identified in writing by the disclosing Party as confidential and/or proprietary.

4.2 Confidentiality Obligations. Except as expressly authorized by prior written consent of the disclosing Party, the receiving Party shall:

(a) limit access to any Confidential Information of the other Party received by it to its and its Affiliates’ directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, who need to know in connection with this Agreement and the obligations of the Parties hereunder;

(b) advise such directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, having access to the Confidential Information of the other Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations (provided that no individual may perform R&D Services within India or Manila Support Services within Manila, Philippines without previously having executed a written non-disclosure agreement with a Party or its Affiliate);

(c) safeguard all Confidential Information of the other Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(d) comply in all material respects with all applicable: (i) Laws relating to maintaining the confidentiality of the Confidential Information of the other Party; and (ii) privacy policies provided to the receiving Party relating to Confidential Information of the disclosing Party;

(e) except as set forth in this Agreement, not reproduce or use any Confidential Information of the other Party or disclose the Confidential Information of the other Party to any other Person without the prior written consent of the other Party; and

(f) use the Confidential Information of the other Party only for the purposes and in connection with the performance of the receiving Party’s obligations set forth in this Agreement.

4.3 Exceptions. Notwithstanding the obligations set forth in Section 4.2, the obligations of confidentiality, non-use and non-disclosure imposed under this Section 4 shall not apply to any Confidential Information of the other Party:

(a) that the recipient can demonstrate has been published or otherwise been made available to the general public without breach of this Agreement;

(b) that the recipient can demonstrate has been furnished or made known to the recipient without any obligation to keep it confidential by a third Person under circumstances which are not known or should not have reasonably been known to the recipient to involve a breach of the third Person’s obligations to a Party hereto;

(c) that the recipient can demonstrate was developed or acquired independently by an employee or agent of the recipient without access to or use of Confidential Information of the other Party furnished to the recipient pursuant to this Agreement;

(d) that the recipient can demonstrate it is explicitly entitled to disclose pursuant to the Relationship Agreement; or

(e) that the recipient can demonstrate was also provided to it, independent of this Agreement, in its capacity as a director or shareholder of the other Party and is governed by confidentiality obligations in its capacity as such.

4.4 HIPAA Obligations. Each Party acknowledges that certain Recipient Data of the other Party may constitute “protected health information” subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and that the other Party may be considered a “business associate” to customers that are “covered entities” under HIPAA. Each Party shall treat all such Recipient Data as Confidential Information of the other Party hereunder, regardless of whether such information is aggregated or otherwise “de-identified” (as that term is defined under HIPAA). Each Party shall execute a business associate subcontractor agreement(s), which agreement(s) shall include the customary provisions required under HIPAA as well as flow through provisions that the other Party is required to execute as a business associate to one or more of its customers.

4.5 Data Security. The Provider Party shall use commercially reasonable efforts to protect the physical security and electronic security of the equipment utilized to provide the Services to the Recipient Party that contains Recipient Data. In the event of a breach or suspected breach of security of any system, website, database, equipment or storage medium or facility that results or could result in unauthorized access to Recipient Data by any third party (including any employee or subcontractor of the Provider Party that is not authorized to access such information), the Provider Party shall notify the Recipient Party as promptly as is reasonably possible under the circumstances and make commercially reasonable efforts to resecure its systems promptly. The Provider Party shall treat any information related to such security incident(s) as the Recipient’s Confidential Information. The Provider Party agrees to provide reasonable cooperation to the Recipient Party and any applicable government agency in investigating and resolving any such security incident.

4.6 Injunctive Relief. Each Party acknowledges that the disclosing Party would not have an adequate remedy at Law for the breach of any one or more of the covenants contained in this Section 4 and agrees that, in the event of such breach, the disclosing Party may apply to a court for an injunction to prevent breaches of this Section 4 and to enforce specifically the terms and provisions of this Section 4.

4.7 Disclosure Required by Law. The provisions of this Section 4 shall not preclude disclosures required by Law; provided, however, that each Party shall use reasonable efforts to notify the other Party prior to making any such disclosure, in order to permit the other Party to take such steps as it deems appropriate to minimize any loss of confidentiality.

5.	Term and Termination

5.1 Term. The term for each of the Services shall begin on the Effective Date (unless otherwise stated in a Schedule) and, except as otherwise provided in this Agreement, shall continue in effect until the first anniversary of the Effective Date (such period, the “Initial Service Period”). This Agreement may be extended for additional one-year periods by mutual agreement of the Parties (each such extension and the Initial Service Period, a “Service Period”), provided that a Party notifies the other Party at least ninety (90) days prior to end of the then-current Service Period of such Party’s desire to extend the Agreement and the Parties reach an agreement on the terms and conditions applicable to such extension prior to the end of the then-current Service Period, unless the Parties agree otherwise. In the event that the Parties cannot reach an agreement on the Fees to be charged during the extension, but otherwise agree to the extension of this Agreement for a subsequent Service Period, the percent increase in the Fees will be the CPI-U increase for the 90 day period immediately preceding the anniversary date until such an agreement on Fees has been reached. In no event shall this Agreement continue for more than ninety (90) days beyond the end of the then-current Service Period, other than for R&D Services and Information Systems Services, which may continue for no more than one hundred eighty (180) days beyond the end of the then-current Service Period, unless the Parties have agreed on the other relevant terms and conditions for the proposed extension. Under no circumstances shall this Agreement, or any Services or components thereof, terminate prior to the date that is four (4) months after the Effective Date, except as provided in the second paragraph of Section 5.2.

5.2 Termination of a Particular Service or Component Thereof. At any time following the date that is four (4) months after the Effective Date:

(a) Either Party may terminate its rights and obligations with respect to the provision of a Service or any component thereof effective thirty (30) days following notice to the other Party if the other Party materially defaults in the performance of any of its obligations contained in this Agreement for such Service or component thereof, as applicable, and such default is not remedied to the reasonable satisfaction of the nondefaulting Party within such notice period; and

(b) Any specific Service or part thereof shall be subject to termination at the election of the Recipient Party upon providing advance notice to the Provider Party in accordance with the notice for termination period set forth for that particular Service in the Schedules, or, alternatively, if the Schedules do not set forth a specific notice for termination period for such Service, upon forty-five (45) days’ notice to the Provider Party. Any termination of this Agreement with respect to any Service (or part thereof) shall not terminate this Agreement with respect to any other Service or any other services then being provided under this Agreement.

Notwithstanding the foregoing (including the four (4) month period referred to above), if (i) within thirty (30) days following the Effective Date the Recipient Party determines that it (or a Recipient) will be responsible for a material amount of taxes pursuant to Section 3.4 of this Agreement with respect to any Service or part thereof, a notice referred to in clause (b) above with respect to such Service or part thereof may be provided within such thirty (30) day period and (ii) the Recipient Party provides a notice to terminate a specific Service or part thereof pursuant to clause (b) above as a result of the Recipient Party (or a Recipient) determining that it (or a Recipient) will be responsible for a material amount of taxes pursuant to Section 3.4, the reference in clause (b) to forty-five (45) days shall be to thirty (30) days with respect to such Service or part thereof.

5.3 Consequences of Termination of this Agreement or Termination of any of the Services or any Component Thereof. Upon termination of this Agreement for any reason, any of the Services or any component thereof:

(a) the Parties shall cooperate with each other as is reasonably necessary to transition the provision of the applicable Services or components thereof to the Recipient or its designee;

(b) such termination shall not affect either Party’s, or either Party’s Affiliates’, rights (subject to Section 6.3(b)(i)) to payment or refunds for Services or components thereof that have been provided or paid for by that Party or its Affiliates prior to such termination; and

(c) except as otherwise provided herein, each Party shall and shall cause its Affiliates to use reasonable efforts to, at the other Party’s option, destroy or return to the other Party all records obtained by such Party in the course of performing such Services or components thereof, as applicable, containing Confidential Information of the other Party that are then in the possession or control of such Party or its Affiliates, provided, however, that archived records may be retained. If either Party or any of their respective Affiliates destroys any record pursuant to this Section 5.3(c), such Party shall provide the other Party with written confirmation of any such destruction.

5.4 Transition and Migration Upon Discontinuation or Termination.

(a) In preparation for the discontinuation of any Service provided under this Agreement for any reason, the Provider Party shall, and shall cause its Affiliates to, consistent with its obligations to perform the Services hereunder and with the cooperation and commercially reasonable assistance of the Recipient Party, take such steps as are reasonably requested in order to facilitate a smooth, efficient and prompt transition and/or migration of the data, records and responsibilities of the Services to the Recipient Party so as to avoid a disruption of services; provided, however, that in no event shall the Provider Party or any of its Affiliates be required to do anything that would interfere with its ability to perform its obligations with respect to the Services hereunder unless the Recipient Party expressly agrees in a writing to be executed by both Parties to waive any claim it may have that the Provider Party or the relevant Affiliate is in breach in its performance obligations due to the interference in the Services caused by such assistance. Subject to the minimum transition period duration requirement for the R&D Services, Manila Support Services and Information Systems Services pursuant to Section 5.4(c), the Parties shall use all commercially reasonable efforts to complete such transition and/or migration prior to the effective date of the expiration or termination of the applicable Service Period or the expiration or termination of this Agreement or on such expedited or extended schedule to which the Parties shall mutually agree in writing.

(b) In preparation for the discontinuation of any Service or termination of this Agreement for any reason, the Provider Party shall, and shall cause its Affiliates to, (i) transfer to the Recipient Party, and the Recipient Party shall take possession of, all of the Recipient Party records, files and Recipient Party data related to the provision of the Services to the Recipient Party and (ii) provide systems and software assistance and personnel training so as to enable the Recipient Party to transition efficiently and migrate such Recipient Party records, files and Recipient Party data in satisfying its ongoing needs for which Services have been provided by the Provider Party and its Affiliates hereunder; provided that any services provided by the Provider Party and its Affiliates pursuant to this Section 5.4(b) shall be consistent with the Provider Party’s and its Affiliates’ agreements with third Persons and are conditioned upon the Provider Party’s or its Affiliate’s receipt of any necessary third-Person consents, which the Provider Party and its Affiliates shall use commercially reasonable efforts to obtain.

(c) Upon receipt by the Provider Party of the Recipient Party’s reasonable request for transition and migration assistance in accordance with this Section 5.4, the Parties shall negotiate in good faith a plan under which such transition and migration assistance will be provided (each such plan, a “Transition and Migration Plan”). Each Transition and Migration Plan shall include the schedule for transition and migration work and costs to be incurred by each Party and their respective Affiliates in performing transition and migration activities. The Recipient Party shall pay such costs of transition and migration activities incurred by either Party or its Affiliates pursuant to this Section 5.4. With respect to the R&D Services, Manila Support Services and Information Systems Services only, the transition period specified in the Transition and Migration Plan shall be no less than one hundred twenty (120) days after the effective date of the expiration or termination of the applicable Service Period.

5.5 Survival. Upon termination of this Agreement for any reason, Sections 1, 2.9, 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 4.6, 4.7, 5.3, 5.4, 5.5, 6, 7, 8, 10 and 11 shall survive.

6.	Disclaimer; Limitations of Liability; Remedies

6.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

6.2 Limitations of Liability.

(a) NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, THAT IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PERSON, WHICH AWARD SHALL BE SUBJECT TO THE LIMITATIONS IN SECTION 6.2(b) APPLICABLE TO A THIRD PERSON.

(b) THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO (1) IF SUCH LIABILITY IS DETERMINED AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTHS OR (2) IF SUCH LIABILITY IS DETERMINED PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE GREATER OF THE ACTUAL AMOUNT PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES THROUGH SUCH DATE OF DETERMINATION OR THE AMOUNT THAT WOULD BE PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE FIRST YEAR OF THE TERM HEREOF; PROVIDED, HOWEVER, THAT TO THE EXTENT THE INDEMNIFICATION OBLIGATION ARISES FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE

PERFORMANCE OR RECEIPT OF THE SERVICES COVERED BY THE RELEVANT SERVICE SCHEDULE UNDER THIS AGREEMENT, THE AGGREGATE LIABILITY SHALL BE LIMITED TO (1) IF SUCH LIABILITY IS DETERMINED AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THREE (3) TIMES THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTHS OR (2) IF SUCH LIABILITY IS DETERMINED PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE GREATER OF THREE (3) TIMES THE ACTUAL AMOUNT PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES THROUGH SUCH DATE OF DETERMINATION OR THREE (3) TIMES THE AMOUNT THAT WOULD BE PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES DURING THE FIRST YEAR OF THE TERM HEREOF; PROVIDED, FURTHER, HOWEVER, THAT THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO DAMAGES FINALLY AWARDED TO A THIRD PERSON BY A COURT, TRIBUNAL, ARBITRATOR OR JURY OR SUBJECT TO A SETTLEMENT APPROVED IN WRITING BY THE INDEMNIFYING PARTY THAT RESULT FROM A THIRD PERSON CLAIM FOR PROPERTY DAMAGE, PERSONAL INJURY (INCLUDING DEATH) OR A BREACH BY THE INDEMNIFYING PARTY OR AN AFFILIATE OF ITS OBLIGATION TO MAINTAIN AS CONFIDENTIAL THE PROTECTED HEALTH INFORMATION OF SUCH THIRD PERSON, WHICH SHALL INSTEAD BE LIMITED TO (1) IF SUCH LIABILITY IS DETERMINED AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD OR (2) IF SUCH LIABILITY IS DETERMINED PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE GREATER OF THE ACTUAL AMOUNT PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT THROUGH SUCH DATE OF DETERMINATION OR THE AMOUNT THAT WOULD BE PAYABLE UNDER THIS AGREEMENT DURING THE FIRST YEAR OF THE TERM HEREOF.

(c) FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT CERTAIN EVENTS AND CLAIMS (INCLUDING LOST DATA, BUSINESS INTERRUPTION AND CLAIMS OF CLIENTS OR CUSTOMERS) COULD RESULT IN SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AS WELL AS DIRECT DAMAGES. IF SUCH DAMAGES ARE

DIRECT, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(b). IF SUCH DAMAGES ARE SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(a).

6.3 Failure to Perform Services.

(a) Notice. If the Provider Party or any of its Affiliates fails to perform any of the Services or any component thereof at the service level set forth in Section 2.2 of this Agreement and the Exhibits and Schedules hereto, if applicable, and such failure by the Provider Party or any of its Affiliates is not due to any breach by the Recipient Party or its Affiliates of their respective obligations hereunder, the Recipient Party may notify the Provider Party of such failure and request that the Provider Party correct such failure within thirty (30) days after notice thereof. For the avoidance of doubt, to the extent that any service level failure constitutes the Provider Party’s material default pursuant to Section 5.2(a) hereunder, the Recipient Party may exercise its termination rights under Section 5.2(a).

(b) Failure to Remedy. If the Recipient Party notifies the Provider Party as set forth in Section 6.3(a), and the Provider Party has not corrected such failure in the time frame set forth in Section 6.3(a), or, if such failure is not capable of correction within such time frame, the Provider Party has not begun the correction process or ceases to diligently pursue to completion the correction process, the Recipient Party may:

(i) withhold payment, or cause its Affiliate to withhold payment, for such Services or component thereof or seek a refund for Fees already paid for such Services or such component thereof, which withholding or refund shall be prorated for the period of noncompliance;

(ii) seek to terminate the provision of the applicable Services or such component thereof, as applicable, in accordance with Section 5.2(a);

(iii) seek damages from the Provider Party, subject in all cases to the limitations set forth in Section 6.2 and Section 7; and/or

(iv) require the Provider Party and its Affiliates to cooperate promptly and in good faith in obtaining an alternative means of providing such Services or such component thereof. The Provider Party shall be responsible for the reasonable costs incurred by either Party pursuant to this Section 6.3(b) in either restoring such Services or such component thereof or obtaining an alternative source of such Services or such component thereof; provided that the Provider Party shall only be responsible for the payment of such reasonable costs up to, and not exceeding, the amount of the Fees for such Services or such component thereof for the period from the time when the performance failure described in Section 6.3(a) commenced to the time when such Services or such component thereof were restored.

(c) Errors. The Provider Party shall, at its own expense, promptly correct any errors in the provision of Services rendered hereunder by the Provider Party, its Affiliates or third-Person subcontractors after receiving notice thereof from the Recipient Party or otherwise; provided that the Recipient Party shall bear the reasonable out-of-pocket expenses of the Provider Party in correcting any such errors caused by the Recipient Party or any of its Affiliates.

7.	Indemnification

7.1 Indemnifying Party’s Obligations. Each Party (for purposes of this Section 7, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and each of the other Party’s Affiliates and their respective directors, officers, employees and agents, and each of the permitted successors and assigns of any of the foregoing (for purposes of this Section 7, each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all Expenses and Losses incurred or suffered by the Indemnified Parties in connection with, relating to, arising out of or due to the Indemnifying Party’s or its Affiliate’s (i) breach of any of their respective covenants, agreements and obligations hereunder, (ii) gross negligence or willful misconduct in their respective performance or receipt of Services under this Agreement or (iii) infringement of third-Person Intellectual Property rights in Software in the event that the Indemnifying Party or its Affiliate, acting in its capacity as a Provider, provides a Recipient with access to Software, provided that such Recipient shall not receive indemnification pursuant to this clause (iii) in the event that either (a) such Provider has followed specifications provided by such Recipient (including, but not limited to, if such Recipient requires that such Provider use particular Software), (b) the Software is modified by any Person other than such Provider or (c) the Software is combined with other Intellectual Property by any Person other than such Provider.

7.2 Indemnification Procedure. If an Indemnified Party asserts that an Indemnifying Party has become obligated to indemnify pursuant to this Section 7, or if any third-Person Action is begun, made or instituted as a result of which the Indemnifying Party may become obligated to an Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party (but the failure to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party hereto to the extent it is not actually prejudiced thereby), specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, contest and defend any third-Person Action against the Indemnified Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement of any third-Person Action without the consent, not to be unreasonably withheld or delayed, of the Indemnified Party if such judgment or settlement (a) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party (and any applicable Affiliate thereof) of an unconditional and irrevocable release from all Liability in respect to such claim, (b) would result in the finding or admission of any violation of applicable Law by the Indemnified Party or its Affiliates or (c) provides for injunctive or other non-monetary relief affecting the Indemnified Party or its Affiliates. Any payment to be made by an Indemnifying Party to an Indemnified Party shall be made within thirty (30) days of (i) the Indemnified Party’s delivery of notice of a claim for indemnification, such claim being uncontested by the Indemnifying Party within the thirty (30) day period, or (ii) in the event that the Indemnifying Party contests the claim pursuant to the dispute resolution procedures set forth in Section 10 hereof and the dispute is resolved in favor of the Indemnified Party, the date of final determination of the amount to be indemnified under such claim. The Indemnified Party may not settle any third-Person Action itself without the consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

7.3 Sole and Exclusive Remedy. The Parties acknowledge and agree that each Party’s right of indemnification under this Section 7 constitutes each Party’s sole and exclusive remedy under this Agreement, with the exception of each Party’s rights to: (i) injunctive relief under Section 4.6 and Section 10.3 herein; or (ii) the remedies specified in Section 6.3.

8.	Ownership of and Access Data and Intellectual Property

8.1 Data. All Recipient Data is the exclusive property of, and shall constitute Confidential Information of, the relevant Recipient. The relevant Recipient shall retain exclusive ownership and right to use all of its Recipient Data after the conclusion of this Agreement. The Provider Party represents and warrants that, other than in connection with providing the Services under this Agreement, the Provider Party shall not, and shall cause its Affiliates not to, directly or indirectly use or disclose Recipient Data. Notwithstanding the foregoing, a Provider Party shall be entitled to disclose the Recipient Data of the other Party and its Affiliates as necessary in accordance with the Relationship Agreement.

8.2 Intellectual Property. Unless agreed otherwise in a Schedule, each Party hereto agrees that any Intellectual Property of the other Party or its Affiliates or licensors made available to such Party or its Affiliates in connection with the Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party or its Affiliates pursuant to this Agreement, are and shall remain the sole property of the original owner of such Intellectual Property. To the extent that a Provider uses its own or third-Person Intellectual Property in connection with providing the Services, such Intellectual Property shall remain the sole property of the Provider or the third Person.

9.	Assignment; Transfer

Neither Party shall assign or attempt to assign its rights or obligations hereunder without the other Party’s prior written consent; provided, however, that no such consent shall be required for an assignment, in whole (if applicable) or in relevant part, in connection with (i) any assignment to an Affiliate of the assigning Party so long as such assignment is not for the purpose of avoiding indemnification and the assignee assumes and is capable of performing the obligations assigned in accordance with the terms of this Agreement; (ii) any assignment or sale of all or substantially all of the equity or similar interests of Allscripts that are owned by Misys, so long as the assignee assumes the assigned rights and obligations; (iii) any assignment or sale of all or substantially all of the business comprising Misys Open Source Solutions LLC, an indirect wholly-owned subsidiary of Misys, or (iv) any assignment or sale of all or substantially all of Misys’ or Allscripts’ assets, or any merger, consolidation or other business combination to which Misys or Allscripts is a party. The assigning Party shall provide the other Party with written notice sixty (60) days prior to the consummation of any such assignment or other transaction referenced in the preceding sentence. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.	Dispute Resolution

10.1 Any dispute arising under this Agreement shall be considered in person or by telephone by the Provider Service Manager(s) and the Recipient Service Manager(s) within seven (7) business days after receipt of a notice from either Party specifying the nature of the dispute (the date of receipt of such notice by the relevant Party, the “Dispute Date”). If for any reason, including the failure to meet or communicate, the Provider Service Manager(s) and the Recipient Service Manager(s) have not resolved such dispute to the satisfaction of both Parties within fifteen (15) business days after the Dispute Date, then either Party’s Service Manager(s) may immediately refer such dispute to the Executives. Each Party’s Executives shall make a good faith attempt to consider such dispute in person or by telephone within seven (7) business days of the date such dispute is referred to them. No proceedings for the resolution of a dispute pursuant to Section 10.2 may be commenced until the earlier to occur of: (a) the date a decision is made by the Executives that resolution of the dispute through continued negotiation does not appear likely; or (b) the date that is thirty (30) business days after the Dispute Date.

10.2 Any dispute that the Parties are unable to resolve in accordance with the procedures set forth in Section 10.1 will be submitted to non-binding mediation, which will be held in Raleigh, North Carolina. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association (“AAA”) office located in Raleigh, North Carolina. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA. Each Party will bear its own costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator. The Parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. Unless the Parties otherwise agree, either Party may pursue its rights and remedies under this Agreement after the earlier of: (a) the date a decision is made by the Executives of both Parties that resolution of the dispute through continued mediation does not appear likely or (b) the date that is sixty (60) business days after the date on which the Parties commenced non-binding mediation with respect to such dispute.

10.3 This Section 10 shall not prevent the Parties from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the resolution of mediation.

11.	Miscellaneous

11.1 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Schedules and Exhibits shall be deemed references to such parts of this Agreement unless otherwise indicated or unless the context shall otherwise require.

11.2 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance; provided, however, that so long as Misys can appoint a majority of the Board of Directors of Allscripts, any supersession, cancellation, renewal, material extension, material waiver or material amendment of this Agreement shall only be effected if both (a) the audit committee of Allscripts’ Board of Directors approves such action by a majority vote of the members of such committee then in office and (b) the Allscripts’ Board of Directors approves such action. Without prejudicing the ability of either Party to bring matters to the attention of the audit committee or the Board of Directors of Allscripts as such Party deems appropriate, each Party shall have the opportunity to present and discuss any such action with the audit committee and the Board of Directors of Allscripts prior to any vote. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules and Exhibits attached hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

11.4 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of Contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

11.5 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Misys, to:

Misys plc

One Kingdom Street

London W2 6BL

United Kingdom

Fax: + 44 (0)20 3320 5000

Attention: Group General Counsel & Company Secretary

with a copy (which copy shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Andrew L. Bab, Esq.

Fax: +1 212 909-6836

(b)	if to Allscripts, to:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: General Counsel

Fax: +1 312 506-1208

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Gary D. Gerstman

Fax: +1 312 853-7036

11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original document and all of which shall be considered one and the same agreement. Signatures provided by facsimile or electronic transmission will be deemed to be original signatures.

11.8 Independence. With respect to the provision of any of the Services, all employees and representatives of the Provider Party and its Affiliates and their respective third-Person subcontractors providing such Services shall be deemed, for purposes of all compensation and employee benefits, to be employees, third-Person subcontractors or representatives of the Provider Party or its Affiliates, and not employees, third-Person subcontractors or representatives of Recipient Party or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider Party or its Affiliates or their respective third-Person subcontractors. The Provider Party and, as applicable, its Affiliates shall have the sole right to exercise all authority for the employment (including termination of employment), assignment and compensation of such employees and representatives.

11.9 No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Misys and Allscripts.

11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.11 Nonexclusivity. Nothing in this Agreement shall prevent either Party from providing any service similar to any of the Services to any other Person. Nothing in this Agreement shall prevent any Recipient from obtaining any Service entirely or in part from its own or its Affiliates’ employees and facilities or from providers other than those Providers hereto, provided such Recipient complies with the relevant terms hereof with respect to its receipt of such Service by a Provider and in the termination thereof, and provided, further that the termination of a Service in part would not impede the provision of any other interrelated Service, in which case such partial termination may not be effected until the Parties have agreed how to do so without impeding such interrelated Service.

11.12 Force Majeure. “Force Majeure” means any acts or omissions of any civil or military authority, acts of terrorism, acts of God, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other similar act, omission or occurrence beyond either Party’s reasonable control. If either Party’s performance is delayed by Force Majeure, the time for performance shall be reasonably extended. A condition of Force Majeure shall be deemed to continue only so long as the affected Party is taking reasonable actions necessary to overcome such condition. If either Party shall be affected by a condition of Force Majeure, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of Force Majeure. Any reasonable delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of Force Majeure, the Party that is not directly affected by such condition of Force Majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of Force Majeure; provided that in the event that the Provider Party is affected by a condition of Force Majeure, the Provider Party shall only be responsible for the payment of the reasonable costs and expenses incurred by the Recipient Party for taking such reasonable actions up to, and not exceeding, the amount of the Fees for the affected Services or such component thereof for the period during which such Force Majeure condition occurs. If the Force Majeure event is not cured such that the affected Services or such component thereof are provided as required hereunder within thirty (30) days, the non-affected Party may terminate the affected Services or such component thereof and/or seek such Services or such component thereof from a third Person at the affected Party’s reasonable cost and expense.

11.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

11.14 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States (U.S.) dollars.

11.15 Further Assurances. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. The Parties shall act in good faith in the performance of their obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Misys plc		Allscripts-Misys Healthcare Solutions, Inc.

By:	/s/ Dan Fitz	By:	/s/ Lee Shapiro
Name:	Dan Fitz	Name:	Lee Shapiro
Title:	EVP, General Counsel & Company Secretary	Title:	President and Chief Operating Officer

Shared Services Agreement Schedule	EXECUTION COPY

HR Services

Schedule A

Start Date: Effective Date

Summary of Services:

Misys plc and its Affiliates (collectively, the “Provider”) will provide to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”) the Services outlined in the table below (the “HR Services”).

For the avoidance of doubt, unless otherwise stated below, Allscripts shall bear the costs of the implementation and execution of any designs created by Misys pursuant to this Schedule. For purposes of clarification, the Provider shall have no final authority to bind the Recipient to implement any plan, hire or fire any personnel of the Recipient, change any compensation of personnel of the Recipient or enter into any contract without the Recipient’s consent thereto.

	Service Name	Description of Service
1.	HR- Talent & Organization Development	Internal Employee and leadership development, consulting and design

1.1	Employee Engagement	• Coordinate annual Misys Employee Engagement Survey. (Misys global HR will cover the cost of the survey design. Allscripts will cover the cost of Pulse Surveys.)

1.2	Talent & Succession Planning

•         Design consistent methodology for Misys Talent & Succession Plans.

•         Design templates for Talent Management & Development Plans. (Allscripts will cover the cost of Talent Management & Development Plans and all costs for Heidrick & Struggles’ services.)

•         Design talent plans.

1.3	Performance Management	• Design standard forms for Misys Performance Reviews.

1.4	Training

•         Vendor selection and RFP and vendor management for Misys training and talent.

•         Design and develop training programs. (Allscripts will implement and facilitate the programs and cover all costs relating thereto.)

2.	HR-Compensation & Benefits	Internal design, support and management of employee compensation & benefits plans

2.1	Benefits

•         Plan design, financial analysis, utilization analysis, vendor selection, vendor service agreements of all health and welfare, 401k, and miscellaneous employee benefits.

•         Fiduciary and regulatory compliance for all benefit plans.

•         Audit Misys records against vendor invoices and authorize payments.

•         Coordinate and participate in company required Health & Welfare, 401k & NQDC Committees.

•         Manage all formal plan appeal processes for health and welfare and 401k plans to meet requirements.

	Service Name	Description of Service

•         Manage & administer NQDC Plan.

•         Coordinate/manage all external and any internal audits of 401k plans (2 plans).

•         Management and analysis of all self-funded benefit plans.

Notwithstanding anything in the Agreement, (a) by June 1st of each Service Period, Allscripts will have had the opportunity to review fiscal year-to-date expenses in connection with the benefit plans in which it participates pursuant to this Section 2.1, and (b) by July 1st of each Service Period, as long as Allscripts has had the opportunity to conduct a review pursuant to clause (a) of this sentence, Misys can proceed to provide Services within contracts for the upcoming fiscal year, unless Allscripts has notified Misys of its intent to discontinue its participation in any contract for the upcoming fiscal year.

2.2	Compensation

•         Misys role profile and banding design.

•         Design of Misys compensation and bonus plan(s) including participation in design of sales compensation plans.

•         Review and seek appropriate approval (Misys CEO, EVP, and/or Compensation Committee) for any change to the compensation and benefits of direct reports to the EVP.

Fees:

FTE Charge to Allscripts (2.25 FTEs) covering Services in Sections 1 and 2.	$336,000 for the Service Period.
Compensation & Benefits Fees[1]	Service contracts and invoices to be billed on a cost per head or pro-rata share of cost, as appropriate.
Benefit Services Fees (including 401k Administration, Regulatory Testing, Cobra and FSA Administration, Consulting, Salary Surveys, Deferred Comp Administration)	An estimated $356,400 for the Service Period.

ERISA Legal Fees (merging 401k plans and new health & welfare plan docs)	Legal fees will be invoiced for ERISA services provided on behalf of Allscripts. An estimated $150,000 for the Service Period.

ASO Fees	Fees are contractual for the benefit plan year. An estimated $837,600 for the Service Period.

[1]

Please note that the Compensation & Benefits Fee figures provided herein are estimates only of the third-party Fees incurred in connection with Compensation & Benefits Services that will be managed by Misys on Allscripts’ behalf. It is intended that the third-party Fees for these Services will be billed to and paid directly by Allscripts. To the extent that the vendors are not able to, or would charge extra to, bill Allscripts directly for the applicable services, Misys shall pay the applicable bill and be reimbursed by Allscripts for the actual, documented charges applicable directly to Allscripts, which Allscripts shall, upon receipt of an invoice from Misys, pay to Misys in accordance with Section 3.2 of the Agreement.

2

Service Managers:

Misys
Name:	Anne Tinker
Title:	VP Compensation and Benefits
Phone:	919-329-1764
Email:	Anne.Tinker@misys.com

Allscripts
Name:	Bob Rook
Title:	HR Consultant
Phone:	312-506-1244 or 919-329-1840
Email:	bob.rook@allscripts.com

3

Shared Services Agreement Schedule	EXECUTION COPY

Financial Services

Schedule B

Start Date: Effective Date (unless otherwise indicated below)

Summary of Services:

Misys plc and its Affiliates and Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates will provide to one another the Services outlined in the table below (the “Financial Services”).

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

1.	Payroll					FTE charge to Misys (from the Effective Date through December 31, 2008): $105,000 per year (pro-rated) FTE charge to Misys (starting January 1, 2009): $130,000 per year (pro-rated)

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

1.1	Payroll Services	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates (including the “Misys Banking Division,” which includes the following entities: Almonde, Inc., Misys International Banking Systems (Risk) Inc., Summit Systems Inc., Misys International Banking Systems Inc., Misys IQ LLC and Misys Holdings Inc.)	Allscripts to provide (or cause to be provided) payroll-related services including computing amounts payable, sending the correct amounts to the payroll system, calculating tax liabilities, paying appropriate tax obligations, providing information to accounting for recording the expense and other duties related to payroll for Misys Banking Division employees. Misys Banking Division to pass required payroll funding to Allscripts prior to the funding date of the payrolls. The Services will be provided by Eric Redding, as well as members of his team. This will be an ongoing relationship that will need to be reviewed as a global payroll solution is implemented.			60 days

1.2	Payroll Services to be Provided Effective January 1, 2009	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates (including the Misys Banking Division)	Allscripts to gather information for: changes in active/leave/term status, new pay rates, modified tax information, 401k deductions, other earning and deduction information and additional information as required from HR, create 401k deposit files. Allscripts to create garnishment check requests and send to A/P, create shadow payrolls for secondees, update direct deposit information as needed, calculate Washington state unemployment information, produce Cognos reports for HR, apply for tax ids in newly populated states as required and provide customer service to employees as required.	January 1, 2009 through the end of the term of this Agreement		60 days

2

	Service Name	Provider	Recipient	Description of Service		Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)
1.3	Salary of Transferring Employees	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Allscripts will charge back to Misys the salaries, benefits and expenses for the following employees who are transferring from an Allscripts payroll to a Misys payroll. Each employee’s annual salary will be charged back to Misys on a pro-rated basis from the Effective Date through the date of transfer.		Through January 1, 2009

				Name	Transfer Date**
				Robert Koslosky	11/01/2008
				Joanne Felix	11/01/2008
				Peter Tantillo	11/01/2008
				Michael Donohue	11/01/2008
				Beth Robertson	11/01/2008
				Linda Whalen	11/01/2008
				Christopher Mason	11/16/2008
				Aaron Morrison (to be charged back to Misys at 2/3 of his salary; Allscripts to cover 1/3 of his salary prior to transfer	12/01/2008

** NOTE: The transfer dates are subject to change based on the actual date of transfer and the fees associated therewith will be adjusted accordingly.

3

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)
2.	Share-Based Compensation Services

2.1	Share-Based Compensation Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates

Misys to facilitate administration of any share incentives made to the employees of Allscripts and its Affiliates under share incentive plans offered by Misys plc. This service includes grants, maturities, record keeping, leaver processing, employee queries and general support to grantees and Allscripts and its Affiliates. Allscripts and its Affiliates will provide Misys with personal details of relevant employees to facilitate grants and notify Misys of any changes to this information as well as employment terminations.

Misys will advise Allscripts and its Affiliates of all exercises of Misys stock options by the employees of Allscripts and its Affiliates on a quarterly basis.

					Service Period commences with first share incentive awards to Allscripts employees in October 2008 and runs through the full term of the Agreement.	FTE charge to Allscripts: $45,000 for the Service Period	60 days

4

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)
2.2	Recharge for Share-Based Compensation	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	See “Fees” column.		Misys will charge Allscripts and its Affiliates an amount equal to half of the Share-Based Payment charge recognized in the Group accounts of Misys plc after the Effective Date, calculated under International Accounting Standards, in respect of options and share awards granted to employees of Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates.

3.	Facility Occupation Services

3.1	Facility Occupation Charge	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Allscripts will provide full service facility space for Misys employees in the Forum location in Raleigh, North Carolina.		$7,875 per person for the Service Period.	90 days

5

Service Managers:

Misys

For Sections 1.1 and 1.2

Name:	Patrick O’Sullivan
Title:	Americas Controller for Banking
Phone:	(212) 898-9512
Email:	Patrick.Osullivan@misys.com

For Section 1.3
Name:	Anne Tinker
Title:	VP Compensation and Benefits
Phone:	919-329-1764
Email:	Anne.Tinker@misys.com

For Section 2
Name:	Steve Leimgruber
Title:	Group Share Plans Manager
Phone:	+44 (0) 203 320 5513
Email:	stephen.leimgruber@misys.com

For Section 3
Name:	Anne Tinker
Title:	VP Global Compensation and Benefits
Phone:	(919) 329-1764
Email:	anne.tinker@misys.com

Allscripts
Name:	Lisa Baker
Title:	Vice President, Division Controller
Phone:	(919) 329-1979
Email:	lisa.baker@allscripts.com

6

Shared Services Agreement Schedule	EXECUTION COPY

Management Services

Schedule C

Start Date: Effective Date

Summary of Services:

Misys plc and its Affiliates (collectively, the “Provider”) will provide the Services outlined below (the “Management Services”) to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”).

Service Name	Description of Service	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)	Fees
Management Services

The provision of consulting services and expertise as necessary from time to time by the following members of the senior management team of Misys (or another member or members of their team designated by them from time to time) in relation to the following identified functional areas:

•         Chief Executive Officer (currently Mike Lawrie) – Strategy;

•         Chief Financial Officer (currently James Gelly, acting CFO)) – Finance;

•         Executive Vice President, Global Sales & Services (currently Eileen McPartland) – Sales & Services;

•         Executive Vice President, Chief Technology Officer and Chief Information Officer (currently Cory Eaves) – Information Technology/Information Services;

•         Executive Vice President, Human Resources (currently Doreen Tyburski) – Human Resources;

•         Vice President, Tax & Treasury (currently Glyn Fullelove) – Tax and Treasury;

•         Vice President, Procurement (currently Robert Koslosky) – Procurement; and

•         Director, Global Real Estate (currently Bob Hopper) – Real Estate & Facilities.

The Management Services also include access by the Recipient to certain Misys management know-how and practices, including Misys’ management system, its sales management system and practices, its software development management know-how, and its procurement management know-how.

		Terminable by Recipient only at the end of the applicable Service Period. Renewal only by mutual agreement of the Parties in writing.	$3,000,000 for the Initial Service Period

Under no circumstances may the Fees for the Services described herein exceed $3,000,000 during the Initial Service Period. Notwithstanding anything to the contrary in this Schedule or in the Agreement, the Recipient is under no obligation to renew this Schedule after the Initial Service Period. This Schedule may only be renewed after the Initial Service Period by the mutual written agreement of both Parties and such renewal and all Fees and terms associated therewith must be expressly approved by Recipient’s audit committee to constitute a binding obligation on the Recipient.

Service Managers:

Misys
Name:	James Gelly
Title:	Acting CFO
Phone:	+44 20 3320 5557
Email:	james.gelly@misys.com

Allscripts
Name:	Bill Davis
Title:	CFO
Phone:	(312) 506-1211
Email:	Bill.Davis@allscripts.com

2

Shared Services Agreement Schedule	EXECUTION COPY

Procurement Services

Schedule D

Start Date: Effective Date

Summary of Services:

Misys plc and its Affiliates (collectively, the “Provider”) will provide to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”) the Services outlined in the table below (the “Procurement Services”). This Schedule covers the work of the Misys Procurement Department employees other than the Vice President, Procurement (currently Robert Koslosky, whose services are covered under Schedule C (Management Services)). The Services outlined in the table below shall be referred to as the “Procurement Services.”

For purposes of clarification, the Provider shall have no final authority to bind the Recipient to implement any plan, make any final purchases or enter into any contract without the Recipient’s consent thereto.

The Provider shall use commercially reasonable efforts to obtain savings for the Recipient through methods such as vendor consolidation, contract negotiations and competitive bidding processes without causing a corresponding reduction in service levels or quality. The Provider and the Recipient acknowledge that the Misys Procurement Department has established a savings target of $6 million for the Initial Service Period, which is subject to change and is not a binding commitment on the part of the Provider.

	Service Name	Description of Service
1.	Procurement, Travel Management and BCP/DR Services	Provide expertise to all procurement and travel management efforts related to strategy, tactical execution, systems design & implementation, sourcing, targeted cost take out, 3rd party service improvement, risk mitigation and synergy attainment efforts due to M&A activities. Lead the BCP/DR effort by identifying risks, planning responses and training key stakeholders.

1.1	General Procurement Services	Misys Procurement Department to assist and/or project lead on all vendor engagements. From a strategy point of view, Misys Procurement will analyze spend, identify savings opportunities, drive savings initiatives, manage budgets, source goods and services, negotiate with 3rd parties and implement best practices corporately. From a tactical point of view, Procurement will establish and maintain Group policies and controls, manage the procure to pay process, update pricing, execute all resell and internal purchase requirements and manage suppliers to ensure service and risk mitigation.

1.2	General Travel Services	Misys Travel to manage all aspects of travel services including Air, Hotel, Car, Rail, Meetings Management, credit card program, and US personal car mileage program. From a strategy point of view, Misys Travel will analyze spend, identify savings opportunities, and drive savings initiatives to maximize the value of each dollar spent on travel. Operationally, Misys Travel will own and manage the travel policy, manage the procedures to book travel, and keep employees as productive and safe as possible while travelling.

1.3	Business Continuity and Disaster Recovery Services	The business continuity (“BC”) team has responsibility for managing Misys’ response in the event of an incident (i.e., terrorist, fire, flooding, loss of life, etc.). Plans and procedures are being developed and the BC team is responsible for creating, maintaining, testing and updating the plans for all sites.

Fees:1

FTE Charge to Misys from the Effective Date through December 31, 2008	$392,928 per year (pro-rated)
FTE Charge to Misys starting January 1, 2009 through February 28, 2009	$190,294 per year (pro-rated)
FTE Charge to Allscripts starting March 1, 2009	$145,000 per year (pro-rated)

Service Managers:

Misys
Name:	Robert Koslosky
Title:	VP of Global Procurement
Phone:	(215) 321-6990
Email:	Robert.Koslosky@misys.com

Allscripts
Name:	Bill Davis
Title:	Chief Financial Officer
Phone:	(312) 506-1211
Email:	bill.davis@allscripts.com

[1]

Note that as of the Effective Date, the employees in the Misys Procurement Department providing the Procurement Services were all on Allscripts’ payroll. Effective January 1, 2009, Cecil Strickland, one of the Misys Procurement Department employees providing the Procurement Services, moved from Allscripts’ to Misys’ payroll.

2

Shared Services Agreement Schedule	EXECUTION COPY

Tax Services

Schedule E

Start Date: Effective Date

Summary of Services:

Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Provider”) will provide the Services outlined below (the “Tax Services”) to Almonde Inc., MIBS Risk LLC, Misys plc, Misys Holdings Inc., Misys International Banking Systems Inc., Misys IQ LLC, Misys Open Source Solutions LLC, Misys Patriot US Holdings Inc., Misys Retail Inc., Misys US DGP, and Summit Systems Inc. (collectively, the “Recipient”).

Employees within the tax department of Misys Healthcare Systems, LLC will be employees of Provider as of the Effective Date (such employees collectively, the “Allscripts US Tax Department”).

The Allscripts US Tax Department will provide the following Tax Services to Recipient:

Tax Compliance

•	U.S. federal income tax compliance, including:

•	Preparation and submission of U.S. federal income tax returns on a timely basis;

•	Advice and recommendation with respect to quarterly U.S. federal income tax payments;

•	Support in the event of U.S. federal income tax audits.

•	State/city tax compliance, including:

•	Preparation and submission of state and city tax returns on a timely basis;

•	Advice and recommendation with respect to state and city tax payments;

•	Support in the event of state and/or city tax audits.

•	Sales tax compliance, including:

•	Advice and recommendation with respect to product taxability, rates and other research;

•	Support in the event of sales tax audits.

•	Franchise tax compliance, including:

•	Preparation and submission of franchise tax returns on timely basis;

•	Advice and recommendation with respect to franchise tax payments;

•	Support in the event of franchise tax audits.

State and Franchise Tax Planning

•

The Allscripts US Tax Department will monitor state and franchise tax planning, and take action and/or alert Recipient with respect to any alterations required in structuring as such structuring relates to state and franchise tax planning;

•

Together with Recipient, the Allscripts US Tax Department may work to effectuate any state and franchise tax planning and to ensure such planning is respected throughout the Tax Compliance process outlined above;

•

The Allscripts US Tax Department will assist Recipient to ensure that any U.S. federal income tax planning that is implemented by Recipient will be correctly reported throughout the Tax Compliance process outlined above.

Interim Reporting

The Allscripts US Tax Department will prepare and report U.S. federal income and state tax calculations from time to time as is necessary for audit purposes.

Fees:

FTE Charge to Misys	$176,440 for the Service Period
Third-Party Consultant Fees	As needed; will be billed by outside consultants directly to Recipient. Notwithstanding the definition of Fees in the Agreement, Recipient’s consent will only be sought for individual third-party consulting fees that exceed $10,000.

Service Managers:

Allscripts

Name: Lisa Garrett

Title: Tax Director

Phone: (919) 329-1756

Email: lisa.garrett@allscripts.com

Misys

Name: Eric Byrne

Title: Group Tax Manager

Phone: +44 (0)20 3320 5475

Email: eric.byrne@misys.com

2

Shared Services Agreement Schedule	EXECUTION COPY

R&D Services

Schedule F

Start Date: Effective Date

Summary of Services:

Misys plc and its Affiliates and Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates will provide to one another the Services outlined in the table below (the “R&D Services”).

The following principles shall govern the provision of the R&D Services:

1. The Provider shall perform the R&D Services at a service level equal to or better than the current service level for such R&D Services as provided by the Provider to itself or its Affiliates.

2. The Recipient shall receive on a pro-rata basis the benefits of any changes implemented within the Provider’s organization which would beneficially impact the Recipient’s receipt of the R&D Services (including, but not limited to, cost reductions and operating efficiencies).

3. With the exception of the Misys Connect software described in Section 1.4 of this Schedule, and unless the Parties shall otherwise agree, the Recipient shall exclusively own all rights in and to the Work Product created by Provider in performing the R&D Services. “Work Product” shall be defined herein as all Software (as defined in the Agreement) and the documentation and deliverables under this Schedule F relating thereto (including the Intellectual Property rights owned by Provider therein). The Parties agree that the Work Product includes, without limitation, the deliverables requested by Recipient and created by Provider in accordance with the Software Development Life Cycle (SDLC) Process (as described below) in both source code and object code format. Provider agrees that the Work Product shall be deemed “works-made-for-hire” for Recipient under the copyright laws of the United States and all other applicable jurisdictions. Provider hereby gives, transfers and assigns to Recipient all of Provider’s right, title and interest in and to the Work Product (including all Intellectual Property rights owned by Provider therein) to the extent not already owned by Recipient, and hereby waives any so-called “moral rights” in the Work Product, to the extent permitted by law. Provider acknowledges and agrees that the assignment in this paragraph is perpetual, irrevocable and worldwide. Provider hereby agrees that the rights assigned hereunder shall not be subject to reversion (pursuant to the Indian Copyright Act of 1957) if Recipient fails to exercise any such rights within one year. Provider agrees to execute and deliver such additional documents and take such additional reasonable actions as Recipient deems necessary or convenient to perfect or evidence Recipient’s ownership of the Work Product or to enable Recipient to record this Agreement and/or secure rights of copyright and/or letters patent in its name, or otherwise to enforce its rights in the Work Product in any country throughout the world or otherwise carry out the provisions of this Paragraph, provided that preparation of such additional documents shall be at the expense of Recipient. Provider agrees that its employees and subcontractors involved in delivering the R&D Services shall be covered by written agreements or otherwise be bound by obligations sufficient to protect Recipient’s rights in the Work Product consistent with the terms of this paragraph 3.

4. Provider shall not incorporate any pre-existing Provider Intellectual Property (including, without limitation, Software (as defined in the Agreement), content or other rights) (collectively, the “Retained Intellectual Property”) into any Work Product without the prior written approval of the Recipient’s CEO, which approval may be given or withheld in the Recipient’s CEO’s sole discretion. Should the Parties agree to incorporate Retained Intellectual Property into the Work Product, the Parties shall negotiate in good faith the scope of the license granted Recipient to use such Retained Intellectual Property. In the event that the Provider unintentionally incorporates Retained Intellectual Property into any Work Product without getting the Recipient’s CEO’s prior written approval, any such Retained

Intellectual Property shall be deemed licensed to the Recipient on a non-exclusive, perpetual, paid-up, royalty-free, worldwide basis and as otherwise necessary for the development, manufacture, support, distribution, sale or use of the products, services or operations of Recipient and its Affiliates in which it is incorporated; provided that any license granted pursuant to this sentence does not include the right to distribute or sublicense the relevant Retained Intellectual Property on a standalone basis independent of Recipient’s or its Affiliates’ products and services; provided, further, that, as promptly as possible upon delivery by the Provider of a replacement for such Retained Intellectual Property (the “Replacement Intellectual Property”), the Recipient shall cease use of such Retained Intellectual Property and replace it with such Replacement Intellectual Property. Such Replacement Intellectual Property may, at the Provider’s option, consist of Work Product and/or Third-Person Intellectual Property (as defined below), and all such Replacement Intellectual Property must have the same or better functionality than the Retained Intellectual Property being replaced and be reasonably acceptable to the Recipient.

5. Provider shall not incorporate any Software, content or other Intellectual Property of any third Person (collectively, the “Third-Person Intellectual Property”) into any Work Product without Recipient’s prior written approval, which approval may be given or withheld in Recipient’s sole discretion. Provider shall use commercially reasonable efforts to help Recipient to secure all license rights requested by Recipient from the applicable third-Person licensor, provided that Recipient shall bear any costs for obtaining such third-Person rights.

6. The Parties acknowledge that as of the Effective Date, Misys is providing Software Development Services to Allscripts pursuant to Section 1.1 of this Schedule. All requests for Software Development Services by Allscripts to Misys shall be handled in accordance with the Software Development Life Cycle (SDLC) Process as detailed in Exhibit F-3 hereto. Misys shall use commercially reasonable efforts to provide Allscripts with access to Misys development personnel who will provide the Software Development Services in accordance with demand forecasts that are to be provided by Allscripts to Misys on a monthly basis.

7. Misys acknowledges that Allscripts is in the process of developing performance metrics or matrices with respect to Allscripts’ development and support efforts (both internal and external). Misys will reasonably cooperate with Allscripts’ efforts to develop these metrics, including, without limitation, by providing historical information to support development of baseline metrics. Upon completion of these metrics, Allscripts will notify Misys in writing of all metrics applicable to the R&D Services provided by Misys, and the Parties agree to discuss in good faith the scope and nature of such proposed metrics. Upon the Parties’ agreement on the metrics used to track Misys’ performance of the R&D Services, Misys will reasonably cooperate with Allscripts in tracking Misys’ performance against such metrics, including providing reasonable reporting thereon.

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)
1.	Product Development services provided by Misys

2

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

1.1	Software Development Services	Misys Software Solutions (India) Private Limited	Allscripts- Misys Healthcare Solutions, Inc. and its Affiliates

Misys to provide software development services from its Bangalore, India location per requests by Allscripts pursuant to the SDLC Process. The services shall include:

•         Development

•         Quality Assurance

•         Performance Testing

•         Sustenance Engineering Services

•         Tech Pubs

•         Business/Design Analysts

•         Project Management/Technical Management

•         Architects

•         Release Mgt/Conf. Mgt

•         Other Misc software development Services as agreed

For purposes of clarification, these software development services do not include any of the services described in row 1.3 below.

The Fees will be calculated by a rate card, as provided on Exhibit F-1.

Other material costs as needed (e.g., specialized hardware specific to project needs, specialized software licenses specific to project needs, etc.).

60 days written notice

1.2	Misys Development Global Leadership Team	Misys plc and its Affiliates	Allscripts- Misys Healthcare Solutions, Inc. and its Affiliates	Misys to provide global leadership oversight		$39,802 per month during the Service Period

3

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

1.3	Misys Development Global Technology Services Misys Development Global Infrastructure Services Misys Development Global Operations Engineering Quality Services	Misys plc and its Affiliates	Allscripts- Misys Healthcare Solutions, Inc. and its Affiliates

Consulting Services:

Misys to provide Technology Governance and Standards, User Experience services including but not limited to Human Factors Engineering, Reference Models and Design Templates.

The Global Technology team shall engage on a proactive basis or on a request basis to perform technology reviews of specific product technology, ensure technology path set out by Solution Management, provide ongoing visibility to Senior Management of technology progress, and identify/suggest corrective actions for any deficiencies found. The team shall perform technology reviews on an ad-hoc or proactive basis to ensure compliance to standards.

The Global Human Factors Engineering team shall provide Human Factors Engineering services. The team shall be engaged by Allscripts product teams hereunder to build user interfaces, interaction models, reference models and design templates to facilitate building consistent user interfaces across all applications.

Misys to provide Global Quality Services to include:

•        SDLC processes, tools, and any necessary operating platform

•        Standards for quality processes and procedures that would be operationalized across all programs to manage, track and ensure compliance against the global standards.

•        SDLC training, rollout planning and compliance tracking across all programs.

$110,198 per month during the Service Period.

Other material costs as needed (e.g., specialized hardware specific to project needs, specialized software licenses specific to project needs, etc.).

$30.00 per person per month per license required during the Service Period for Collabnet licenses. The fee includes infrastructure and training. # of licenses required TBD.

Infrastructure Services:

Misys to provide development Infrastructure services to include:

•        Development tools and platforms (including, without limitation, Microsoft)

•        ALM tools/platforms (including, without limitation, Collabnet)

•        Project Management tools & platform (including, without limitation, Clarity applications)

Collabnet Licenses for Allscripts-Misys Healthcare to participate in the Misys Global ALM program.

For purposes of clarification, these services include hosting, support and access to all of the foregoing tools and platforms for Allscripts development and support personnel. These services shall be supported in accordance with Schedule J of this Agreement.

4

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

1.4	Misys Connect Development	Misys Open Source Solutions LLC	Allscripts- Misys Healthcare Solutions, Inc. and its Affiliates	With respect to Connect Release 2.2, which is expected to be delivered on or before May 31, 2009, Misys has committed development resources up to and not to exceed $424,160. The Parties acknowledge that Misys will develop Connect Release 2.2 and any mutually agreed upon future releases of Connect in a manner consistent with the Product Lifecycle Management Process detailed in Exhibit F-2 hereto (Connect Release 2.2 and any mutually agreed upon future releases of Connect, collectively “Works Under Development”). The Works Under Development will be developed pursuant to statements of work to be mutually agreed upon and executed by Allscripts and Misys Open Source Solutions LLC. Misys Open Source Solutions LLC shall have exclusive ownership of all the Works Under Development. Upon delivery, the Works Under Development shall be deemed Licensed Works pursuant to the Proprietary Software License Agreement, dated as of October 10, 2008, between Misys Open Source Solutions LLC and Misys Healthcare (the “Proprietary Software License Agreement”). The Parties agree that, notwithstanding any provision of this Agreement or the Proprietary Software License Agreement to the contrary, neither party shall be subject to a double recovery for a single claim with respect to the Works Under Development that arises under both this Agreement and the Proprietary Software License Agreement and the Parties shall negotiate in good faith under which agreement such claim will be resolved.		No fee for these Services.

5

	Service Name	Provider	Recipient	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees	Notice required by Recipient to Terminate (if more than 45 days advance notice from Recipient is needed)

2.	Global Resource Utilization			6 resources residing within Allscripts to be invoiced to Misys	Through December 31, 2008

2.1	Misys Development Global Technology Services	Allscripts- Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Allscripts to provide 5 resources for Technology Governance and Standards, User Experience Services, including but not limited to Human Factors Engineering support, reference models and design templates.

Aggregate Fees in the amount of $51,865 per month during the Service Period

(*Fees include salary plus fringe). No fee for these Services after January 1, 2009 because employees have moved on to Misys International Banking payroll.

2.2	Misys Development Global Infrastructure Services	Allscripts- Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Allscripts to provide 1 resource for development Infrastructure Services, including Development tools and platforms, ALM tools/platforms and Project Management tools & platform.

Aggregate Fees in the amount of $10,999 per month during the Service Period.

(*Fees include salary plus fringe). No fee for these Services after January 1, 2009 because employees have moved on to Misys International Banking payroll.

6

Service Managers:

Misys
Name:	Mike Sainsbury
Title:	Vice President of Global Operations Engineering & Quality
Phone:	(647) 299-7307
Email:	mike.sainsbury@misys.com
Schedule F Sections:	1.1, 1.3

Name:	Rick Bernard
Title:	Vice President of Global Technology
Phone:	(508) 878-6433
Email:	rick.bernard@misys.com
Schedule F Sections:	1.3, 1.4, 2.1

Name:	Jane Foo
Title:	Vice President of Global Infrastructure
Phone:	(914) 821-2608
Email:	jane.foo@misys.com
Schedule F Sections:	1.3, 2.2

Name:	Joanne Felix
Title:	Vice President of Finance
Phone:	(267) 432-6944
Email:	joanne.felix@misys.com
Schedule F Sections:	1.2

Allscripts
Name:	Faisal Mushtaq
Title:	Senior Vice President Product Development
Phone:	(919) 329-1658
Email:	faisal.mushtaq@allscripts.com

7

EXHIBIT F-1 TO SHARED SERVICES AGREEMENT

Misys Development

2009 Rate Card

Misys PLC $

	India	USA (Raleigh)
Daily Rate	$155.85	$593.52
Hourly Rate	$19.48	$74.19
Margin	5%	5%

Hourly Rate with Margin	$20.45	$77.90

EXHIBIT F-3 TO SHARED SERVICES AGREEMENT

EXECUTION COPY

Shared Services Agreement Schedule

Facilities Management Services

Schedule G

Start Date: Effective Date

Summary of Services:

Misys plc and its Affiliates (collectively, the “Provider”) will provide to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”) the Services outlined in the table below (the “Facilities Management Services”).

	Service Name	Description of Service
1.	Real Estate and Facilities Services	Provide expertise to all real estate actions specifically related to acquisition and disposition lease negotiations, facility design and construction management. Assist in resolving facilities issues arising from lease disputes and introduce best in class facilities processes.

1.1	General Real Estate	Misys Director of Global Real Estate to assist in all lease related negotiations and agreements, assist with facility design and provide access to international vendor relationships and discounts and bring industry best practices to Allscripts.

1.2	General Facilities Management	Misys Director of Global Real Estate to provide guidance as to best practices of multinational companies in the areas of facilities and assist in development of appropriate delivery of services to various offices based upon specific needs. Work with facilities management to ensure lease concessions and design criteria are considerate of long term cost management.

Fees:

FTE Charge to Allscripts	Covered in Schedule C (Management Services)

Service Managers:

Misys
Name:	Bob Hopper
Title:	Director of Global Real Estate
Phone:	(914) 821-2625
Email:	Robert.Hopper@misys.com

Allscripts
Name:	Bill Davis
Title:	Chief Financial Officer
Phone:	(312) 506-1211
Email:	bill.davis@allscripts.com

Shared Services Agreement Schedule	EXECUTION COPY

SaaS Services

Schedule H

Start Date: Effective Date (unless otherwise indicated below)

Summary of Services:

Misys plc’s SaaS Group (the “Provider”) will provide to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”) the Services outlined in the table below (the “Software as a Service Services” or the “SaaS Services”).

	Service Name	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)
1.	Misys SaaS Operations and Consulting	Provision of SaaS Business and Operational Consulting and Operations management services (Currently some of these services are delivered in the individual product verticals. The intention is to offer a general service across Misys.)

1.1	Payerpath, Myway and Healthmatics	Misys SaaS to provide above services from day 1 for Payerpath, Myway and Healthmatics through existing staff in these products who will become part of the Misys SaaS organization, and to align with the Data Center Consolidation initiative

1.2	Remaining Allscripts SaaS offerings	Misys SaaS to provide above services from around day 120 for remaining products using primarily staff already performing some of this work, or equivalent FTEs	Commencing on the date that is 120 days following the Effective Date

Fees:

No fee as such. The plan intends to use existing staff complements in Misys Healthcare and Allscripts, but with activities directed by a Global SaaS organization for the direct benefit of Allscripts.

As per existing budgets for selected staff – 100% of Salary costs for named Payerpath, Myway and Healthmatics team members shared across LOBs.

These costs are not incremental, but reflect current expenditures within Misys Healthcare and Allscripts for the above mentioned staff. As new Allscripts products join the coverage, their SaaS ops costs will also be recast in the same way.

Assumes originally budgeted other costs (tools, recruitment, etc.) for provision of SaaS Operations remain as intended but pro-rated.

Additional Fees	Possible allocation of some cross-business unit costs especially around security and compliance planning. These may not be necessary but if they are, they are not expected to be significant. Any expenditure not currently envisaged but that arises in the course of doing business will be highlighted and can be judged whether necessary by both sides.

Service Managers:

Misys
Name:	Donal McGranaghan
Title:	VP Misys SaaS Group
Phone:	(914) 821-2501
Email:	Donal.McGranaghan@misys.com

Allscripts
Name:	Steve Slaton
Title:	Director / SaaS Operations
Phone:	(919) 329-1760
Email:	steve.slaton@allscripts.com

2

Shared Services Agreement Schedule	EXECUTION COPY

Manila Support Services

Schedule I

Start Date: Effective Date

Summary of Services:

Misys International Banking Systems, Inc. (the “Provider”) will provide the Services to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates (collectively, the “Recipient”) outlined in the table below (the “Manila Support Services”).

1. With respect to (a) all Healthcare Level 1, Healthcare Level 2 and Healthcare Consulting personnel providing the call center services and (b) all personnel managing the Healthcare Level 1, Healthcare Level 2 and Healthcare Consulting personnel providing the call center services (the personnel mentioned in clauses (a) and (b) of this sentence are referred to herein as “Healthcare Call Center Personnel”), Provider shall provide advice and feedback, but Recipient shall have sole discretion with respect to setting salaries, bonuses, raises and all other costs to be paid by Provider under Rows 1.6 and 2.6 below.

2. The Parties agree to follow Section 2.10 of the Agreement with respect to any removal or replacement by Provider of Healthcare Call Center Personnel requested by Recipient.

3. The services described in Rows 1.1, 1.2, 2.1 and 2.2 below shall be provided and supported in accordance with the service level requirements specified in Schedule J to the Agreement.

4. With respect to the services described in Rows 1.3 and 2.3, Provider shall use commercially reasonable efforts to (a) recruit personnel as expeditiously as possible and (b) deliver to Recipient multiple reasonably qualified candidates for every open position. Nothing in the Agreement or this Schedule shall restrict Recipient’s ability to recruit personnel through alternative channels.

5. With respect to the Customer Loyalty Program identified under “Additional Fees” below, this program represents surveys performed by a third party (Satmetrix) on behalf of Misys and Allscripts every six months. The survey reflects feedback from a significant portion of Misys’ and Allscripts’ customer bases in order to gain a better understanding of the satisfaction and loyalty of each entity’s customer base in areas including product implementation and support. The survey is also intended to aid the Parties in assessing the underlying reasons for specific scores. Satmetrix facilitates the survey process and helps analyze the results. Misys employee Aaron Morrison is currently the Misys employee who oversees the process. The estimated fees for this program identified below ($140,000) reflect the estimated expenses for one third of the Satmetrix contract and one third of Aaron Morrison’s compensation; Recipient will be billed for the actual expenses for these two items.

	Service Name	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees
1.	Manila Support Desk Services

	Service Name	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees
1.1	Telephone System and Long Distance	Specific costs related to the Healthcare operations (Cisco phone system, call costs, telephone lines, equipment dedicated to the Healthcare business (separately identifiable infrastructure and telecommunications costs for Healthcare)).		Charge per person will be calculated using average actual costs and will be subject to adjustment on a monthly basis to reflect those actual costs. Current actuals are $936 per head per year.

1.2	Information Systems Support

•         Specific costs related to the Healthcare operations (desktops, servers, network infrastructure, SFDC licenses, etc.). General costs – not specifically allocated for IT Costs.

•         General IT time & support (desktop management by IT dept. installation of printers, local backups, etc.).

•         Access to Misys Service Desk.

•         Project support (e.g., Implementation of Cisco phone system).

			2-month lead time for PC and phone acquisition and setup.	“General” IT support – to be charged at $330 per FTE for the Service Period

1.3	HR / Recruiting Support	• Local HR support • Recruiting • General office employee related expenses (office team building, employee satisfaction, etc.; example – catering for employee town hall)	3-month lead time for recruitment	To be charged at $350 per FTE for the Service Period. Specific recruiting fees for targeted positions (example: Management positions) paid externally to be charged as incurred.

1.4	Services Provided by Facilities	General facility charges (janitorial, coffee, etc.)		To be charged at $27 per FTE for the Service Period

1.5	Finance Support	General accounting and finance specific support. Payroll. Local compliance/taxes etc.		To be charged at rate of $185 per FTE for the Service Period.

1.6	Remuneration Costs	Specific costs related to salary, overtime, benefits, payroll taxes and bonuses		Charge per person will be calculated using average actual costs and will be subject to adjustment on a monthly basis to reflect those actual costs. Current actuals are $12,361 per head per year.

2

	Service Name	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees
1.7	Misys PLC margin	Margin on general overhead for Manila operation		To be charged at $445 per FTE for the Service Period

2.	Manila Consulting Services	Consultants/Consulting Services such as Enterprise Support in the form of front-line help desk services provided remotely by Misys Manila on behalf of Allscripts

2.1	Telephone System and Long Distance	Specific costs related to the Healthcare operations (Cisco phone system, call costs, telephone lines, equipment dedicated to the Healthcare business (separately identifiable infrastructure and telecommunications costs for Healthcare)).		Charge per person will be calculated using average actual costs and will be subject to adjustment on a monthly basis to reflect those actual costs.

2.2	Information Systems Support

•         Specific costs related to the Healthcare operations (desktops, servers, network infrastructure, SFDC licenses, etc.). General costs – not specifically allocated for IT Costs.

•         General IT time & support (desktop management by IT dept. installation of printers, local backups, etc.).

•         Access to Misys Service Desk.

•         Project support (e.g., Implementation of Cisco phone system).

			2-month lead time for PC and phone acquisition and setup.	“General” IT support – to be charged at $330 per FTE for the Service Period

2.3	HR / Recruiting Support	• Local HR support • Recruiting • General office employee related expenses (office teambuilding, employee satisfaction, etc.; example – catering for employee town hall)	3-month lead time for recruitment	To be charged at $350 per FTE for the Service Period. Specific recruiting fees for targeted positions (example: Management positions) paid externally to be charged as incurred.

2.4	Services Provided by Facilities	General facility charges (janitorial, coffee, etc.)		To be charged at $27 per FTE for the Service Period

2.5	Finance Support	General accounting and finance specific support. Payroll. Local compliance/taxes etc.		To be charged at rate of $185 per FTE for the Service Period.

2.6	Remuneration Costs	Specific costs related to salary, overtime, benefits, payroll taxes and bonuses		Charge per person will be calculated using average actual costs and will be subject to adjustment on a monthly basis to reflect those actual costs.

3

	Service Name	Description of Service	Service Period (if Service available for less than the full term of the Shared Services Agreement)	Fees
2.7	Misys PLC margin	Margin on general overhead for Manila operation		To be charged at $445 per FTE for the Service Period

3.	Office Space

3.1	Office Space	Specific costs related to the build out of the existing Manila facility are recharged on an actual basis. Relates to build out on the second floor of One Philamlife Tower. Would be revisited if facility moves to new location upon expiration of current lease.	Dependent on availability. 3-month lead time required if new space is needed.

Charge per person will be $4,306 per head per year, based on the existing space currently under lease in One Philamlife Tower; provided that two people using the same space on different shifts will constitute a single headcount..

Fees for any additional space above and beyond what is under lease as of March 1, 2009 which is specifically requested by Allscripts will be subject to additional negotiation by the Parties.

Additional Fees: To be billed at actual cost to Allscripts

Transition Cost – Travel to or from Raleigh (secondment in preparation for cutover of services), including travel expenses and use of Misys apartment	Estimated to be four trips during the Service Period at an approximate total cost of $30,000

Training	Estimated to be four classes during the Service Period at a cost of $5,000 per class

Customer Loyalty Program (NPS) – Satmetrix/share of Aaron Morrison	Estimated to be $140,000 for the Service Period

4

Service Managers:

Misys
Name:	Elsie Bonnett (Senior contact)
Title:	Global VP, Misys plc
Phone:	+44 203 3320 5210
Email:	elsie.bonnett@misys.com

Name:	Kaye Capinpin
Title:	Head of Global Contact Centre, Misys Manila
Phone:	+632 867 9326
Email:	raquel.capinpin@misys.com

Allscripts

For Manila Support Desk Services:

Name:	Ben Clark (Senior contact)
Title:	Senior VP Customer Support
Phone:	(919) 329-1468
Email:	ben.clark@allscripts.com

Name:	Angelo Guiao
Title:	Operations Head
Phone:	+632 867 9363
Email:	angelo.guiao@allscripts.com

For Manila Consulting Services:

Name:	Amy Amick
Title:	Sr. Vice President, Enterprise Services
Phone:	(919) 329-1724
Email:	amy.amick@allscripts.com

5

Shared Services Agreement Schedule	EXECUTION COPY

Information Systems Services

Schedule J

Start Date: Effective Date

Summary of Services:

Misys plc and its Affiliates and Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates will provide to one another the Services outlined in the table below (the “Information Systems Services”).

1. All Information Systems Services to be provided by Misys plc and its Affiliates to Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates shall be provided in accordance with the Information Systems (IS) Service Level Agreement mutually agreed upon by the Parties as set forth herein. The Parties have agreed to use the Service Level Agreement attached as Exhibit J-1 hereto (which reflects Misys’ Service Level Agreement for delivery of information systems services to its own internal resources) (the “Service Level Agreement”). Within sixty (60) days following March 1, 2009, the Parties shall mutually agree upon appropriate modifications to the Service Level Agreement based upon the on-going baselining activities being performed by Misys as specified therein.

2. The requirements of Section 2.2 of the Agreement shall not apply to the Information System Services until June 1, 2009.

3. Misys may provide suggestions for improving Allscripts’ information system infrastructure and resources to support delivery of improved service levels. If Allscripts elects to apply one or more such suggestions, Allscripts shall be responsible for all related third-party and capital expenditures.

4. On a monthly basis, the Service Managers shall meet to review each Party’s performance against the Service Level Agreement and to discuss possible enhancements, refinements or modifications to the Service Level Agreement based upon then-current operations.

5. As part of the Services, Misys shall endeavor to enable Allscripts to leverage existing network infrastructure to minimize international phone call expenses particularly with respect to the Manila call center.

6. For purposes of clarification, Provider shall have no final authority to bind Recipient to make any final purchases or enter into any contract with respect to capital expenditures and third-party services without Recipient’s consent thereto. Notwithstanding anything in this Agreement, Provider shall not be held liable under this Agreement for any failure to meet the service level articulated in Section 2.2 of the Agreement or any of the service levels included in the Service Level Agreement resulting from Recipient’s failure to follow Provider’s recommendations with respect to capital expenditures or third-party services, provided that absent an acute hardware failure that might require expedited hardware replacement, Provider shall give Recipient at least sixty (60) days’ prior notice of the need for the applicable expenditures (in excess of $50,000 in the aggregate) and describe how failure to make the expenditures would specifically affect the service levels.

	Service Name	Provider	Recipient	Description of Service	Fees
1.	Senior Mgmt IS Services				$83,333 per month during the Initial Service Period

	Service Name	Provider	Recipient	Description of Service	Fees
1.1	Overall IS Management	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Overall responsibility for managing the fulfillment of the company’s technology requirements within IS. The focus will be on working with each business unit and functional area to understand their short and long term strategic goals and providing a technology roadmap that will facilitate these. They will coordinate with Global IS to determine cost, timing, etc. of projects and utilize these to help the company prioritize initiatives. They will also be responsible for monitoring service levels provided to the company and to work with IS to raise any issues meeting the service levels and to continue to improve them. These services will include management of disaster recovery planning for the technology.

1.2	Infrastructure Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Provide management and planning for supporting infrastructure including data center services, networking (data and voice), phone systems, messaging, desktop services and purchasing management.

1.3	Application Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Provide overall management and planning for the development efforts related to all internal applications such as Salesforce, Support Force, Solomon, Clarity, Web sites, MSG Applications, etc. Special projects related to implementing (or upgrading) these types of applications shall be subject to the Parties agreeing upon a Statement of Work covering such services and any related capital expenditures; the Statement of Work shall be consistent with the form attached to this Agreement as Exhibit J-2. Basic ongoing application support is included within the Fees specified herein.

1.4	Security Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Lead information risk and information security initiatives. Work to protect the confidentiality, integrity and availability of information, and to maintain the administrative and technical safeguards to provide that protection. The role includes management of all aspects of security related projects while demonstrating large-scale company wide project expertise.

2.	Offshore Technical Support				$25,000 per month during the Initial Service Period

2.1	DBA	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Database administrative services

2.2	Reporting Services	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Report development for Clarity and Cognos (product development, Professional Services, Finance, etc.)

2

	Service Name	Provider	Recipient	Description of Service	Fees
2.3	Web Development	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Intranet and Extranet development resources and support

2.4	Cognos Support	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Support for financial reporting, cube development (PS, PD, etc.) planning models, etc.

3.	Shared Resource Utilization			Multiple resources residing within Misys plc will provide resources for various functions in exchange for the receipt of services under section 4	$0

3.1	Cognos Implementation	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Requirements definition, Project Management, design, ETL, etc.

3.2	Service Desk Support	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Queue management, level 1 support, after hours support

3.3	Integrations	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Support for various integration requirements

3.4	Messaging Support & Management	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Overall support and project management for messaging related initiatives and systems

3

	Service Name	Provider	Recipient	Description of Service	Fees
3.5	Purchasing Management	Misys plc and its Affiliates	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Support for the processing of IS related acquisitions

4.	Shared Resource Utilization			Multiple resources residing within Allscripts-Misys Healthcare Solutions, Inc. will provide resources for various functions in exchange for the receipt of services under section 3	$0

4.1	Web Development	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Program & project management and development support for both intranet and extranet systems

4.2	Clarity Support	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Program & project management and development support for global Product Development, PS, IT use of Clarity in both the US and UK systems

4.3	SFDC Support	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Program & project management and development support for Sales, Marketing and Support systems

4.4	Networking Management	Allscripts-Misys Healthcare Solutions, Inc. and its Affiliates	Misys plc and its Affiliates	Provide management and planning for supporting the networking infrastructure (data and voice), phone systems

Fees to Allscripts:

Charge to Allscripts for the Misys IT Leadership team oversight and global processes*	$1,300,000**

*	To the extent that any third-party vendor expenses incurred on the Recipient’s behalf are unable to be billed directly to the Recipient, the Party that has the contractual relationship with the vendor for the specific expenses at issue shall (i) be responsible for paying the vendor, including all amounts owed by both Misys and Allscripts to such vendor and (ii) invoice the other Party for any portion of the vendor’s invoice incurred on behalf of such other Party (any such invoice to the other Party to be paid pursuant to the terms of Section 3.2 of the Agreement). Notwithstanding the foregoing, the Parties have agreed that Allscripts will not be subject to any additional or separate charge for (a) SFDC license fees covering the period from the Effective Date through January 2009 or (b) CA fees for Clarity Support covering the period from the Effective Date up to October 28, 2008.

4

**	These Fees shall be applied on a pro-rata basis over the Initial Service Period; provided, however, that the Fees shall be reduced by thirty thousand dollars ($30,000) for each month from February 1, 2009 through May 31, 2009 under the assumption that by June 1, 2009, Misys will provide service levels in accordance with Section 2.2 of the Agreement.

Fees to Misys:

MiSAP fees (covering the period from the Effective Date through November 2008)	$33,955

Service Managers:

Misys
Name:	Ellen M. Clarke
Title:	VP Application Services
Phone:	646.409.3256
Email:	ellen.clarke@misys.com

Allscripts
Name:	Lee Shapiro
Title:	President and Chief Operating Officer
Phone:	312.506.1207
Email:	lee.shapiro@allscripts.com

5

EXECUTION COPY

EXHIBIT J-1 TO SHARED SERVICES AGREEMENT

Information Systems (IS)

Service Level Agreement

Service Management

FOREWORD

The objective of Service Management is to enable information technology, service delivery excellence—cost effectiveness, reliability, stability, consistency – for our Users.

Service Management manages the processes and tools to achieve service goals established within IS. It is about bringing people, the processes, tools and data we use together, and making sure we maximise the benefit we obtain from all four, in order to provide a seamless global service to our users.

The following integrated processes comprise the portfolio of Service Management:

•	Incident Management

•	Problem Management

•	Change Management

•	Service Level Management

EXECUTIVE SUMMARY

This document describes the services to be provided by the Information Systems (IS) team to AllscriptsMisys.

Baseline

All AllscriptsMisys offices will receive core Information System(IS) Infrastructure and Application Services support firstly from the Global Service Desk and secondly from the Regional or Global Service Support Teams. The services listed and specified below are considered (“Mandatory Services”). Misys IS shall be responsible for these services.

An important pre-requisite for front-end desktop support is the implementation of the Windows XP based standard desktop and standard laptop workstations in all offices. Where the standard build and hardware is not yet implemented, Mandatory Services will be provided as stated in this document, the implementation of the Windows XP based standard desktop will be handled on an ad-hoc basis.

As of today, not all of the services outlined in this document exist in every location.

Nevertheless, the target scenario will be for all offices to receive the same Mandatory Services.

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Table of Contents

FOREWORD		1

EXECUTIVE SUMMARY		1

1	OBJECTIVE	3

2	OVERALL INFORMATION	4

2.1	BUSINESS SIGNATORIES	4

3	CRITERIA FOR SERVICE LEVEL MANAGEMENT	5

4	SERVICE DESCRIPTION	8

5	SYSTEM AVAILABILITY	12

6	SUPPORT SERVICES	13

7	PRIORITY DEFINITIONS	14

7.1	RESOLUTION TIMES	16
7.2	SERVICE TARGETS	16
7.3	PRIORITY MATRIX	17
7.4	ESCALATION TRIGGER	18

8	REPORTING	21

8.1	METRICS REPORTING	21
8.2	USER RESPONSIBILITIES	21
8.3	SERVICE DESK RESPONSIBILITIES	21

9	DEFINITIONS	23

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1	Objective

The goal of Service Level Management is to maintain and gradually improve business aligned IT service quality, through a constant cycle of agreeing, monitoring, reporting and reviewing IT service achievements and through instigating actions to eradicate unacceptable levels of service.

In this agreement there are several areas that require initial base line data gathering with regards to the existing infrastructure and performance prior to full commitment to meeting the enclosed service levels. These areas are specifically outlined within the document, including a target time frame to review the base line data and agree on final service levels.

SLA is a written agreement between IS and the business, defining the key service targets and responsibilities of both parties.

The Service Level Agreement includes:

•	A description of the service and the deliverables

•	The agreed service hours

•	Response times and Resolution times.

•	Service Availability

•	Critical business periods and responsibilities

•	Customer and Service Desk responsibilities

This agreement does not refer to work being done on specific projects such as upgrading the WAN infrastructure, implementing new financial systems, etc. These initiatives will be undertaken based on agreement between the two parties related to the specific elements of a project and any costs related thereto (besides Misys’ internal IS labor costs, which are already covered under Schedule J to the Shared Services Agreement between Misys and Allscripts), such agreement to be reflected in a Statement of Work consistent with the form attached to the Shared Services Agreement as Exhibit J-2.

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2	Overall Information

Comments

Purpose

The purpose of this Service Level Agreement (SLA) is to formalise an arrangement between Misys Information Systems (IS) and AllscriptsMisys Business Units to deliver specific support services, at specific levels of support.

This SLA will evolve over time, with additional knowledge of the business requirements, as well as the introduction of new applications and infrastructure services into the support portfolio provided to the Business.

There are several areas that require initial base line data gathering with regards to the existing infrastructure and performance prior to full commitment to meeting the enclosed service levels. These areas are specifically outlined within Section 4: Service Description, including a target time frame to review the base line data and agree on final service levels

Reference number	SLA 01-1

Owner(s)	IS Service Management

User definition (Business)	The users considered in this SLA document include all AllscriptsMisys employees

SLA Validity period	October 2008 – June 2009

SLA Review Procedure	This document will be reviewed by IS senior management and the Business (AllscriptsMisys).

2.1	Business Signatories

Name	Position	Business Group	Signature

Glen Tullman	CEO	AllscriptsMisys

Lee Shapiro	COO	AllscriptsMisys

Cory Eaves	EVP	Information Systems

Ellen Clarke	VP	Application Services

Ben Crick	VP	Infrastructure Services

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Service Management

3	Criteria for Service Level Management

Services	Description	Specifications

Incident Management Process

This is the process for the recording, diagnosis, tracking, and closure of Service Desk Incidents. This includes the flow of information, call Priority definitions and call resolution responsibilities. This covers from initial contact by the user to incident closure.

This process shall include a process for notifying AllscriptsMisys of outages, as well as a process for analysis of Priority 1 issues and resolutions thereof.

See Priority Definitions for details.

Service Desk Coverage Hours	The time Service Desk will be available to accept incidents.	5 x 24 hours Monday to Friday (Incl. Sunday for Dubai). The parties shall discuss implementing an off-hours emergency service desk process.

Call Logging	This is the process to capture requests, symptoms, priority, contacts and relevant information.

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Service Management

Service Teams	Service teams provide the next level of support when the Service Desk cannot resolve the incident

The following groups make up the Service Teams:

•         Service Desk: Provides incident logging and 1st line resolution support.

•         Desktop Services: provides support for desk-side related issues (On-site or Remotely).

•         Applications Services

•         Data Center Services

•         Data and Voice

•         Messaging

Response time (Local Business Hours)	The response time is the length of time for the technical team to respond and acknowledge the user’s request. The response to the user can be in the form of an system response or a telephone call. For purposes of clarification, the metric for response time will be the time between when a call is received and when a technician picks up the call.	See response times for details.

Resolution Target (Local Business Hours)	The target time that it will take to resolve each incident depending on priority.	See response times for details.

Incidents Status	The Service Desk will provide regular updates on progress in resolving incidents to the user.	See response times for the timing of status incidents.

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Escalation Procedures	The escalation process is a management notification procedure that is invoked when an incident persists after the Incident Resolution Target timeframe is exceeded.	See escalation matrix for details.

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4	Service Description

These are the general descriptions of the services to be provided. In Appendix A there is a listing of specific equipment and applications that are supported.

Service Item	Service Description
Service Desk

A service providing a Global Service Desk function located in Bangalore, India will manage all Incidents and Service Requests. Use of the service desk will be phased in throughout November and December as the new staff are trained on processes and procedures. Service will be fully functioning no later than January 1.

The Service Desk will make every effort to resolve incidents at the time of the service call. This will be the initial method for resolving issues before assigning a priority level. Service Desk analyst will log and assign priorities for all requests not resolved at the time of the call, based on specific definitions. Requests will be handled according to the priority assigned to them

Calls to the Global Service Desk can be logged via the self service portal on http://service.desk.misys.com (no external link), by Email service.desk@misys.com and by telephone on +91 804 040 3333

The back-up location to the Global Service desk is Manila.

Desktop Support Service

The Desktop Support Team provides desk side software and hardware support to AllscriptsMisys users. Services covered are:

Standard Desktop

Operating Systems, 2000, XP, 2000/2003 Server

Microsoft Office (all versions and sub-apps to 2003 – Word/Excel/Power Point/Photo Editor, Access, Outlook)

Service Packs and patches

Visio Viewer

Exchange

IIS and Internet Explorer

SQL Server and client (No DBA function)

RDP – remote desktop

WinFax Pro

McAfee Antivirus

Winzip

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Service Management

Other applications

Adobe Acrobat reader and Publisher

IBM iSeries Client Access

Citrix Metaframe 1.8 and XP

RAdmin

Juniper Networking

BT/Infonet dial express

Blackberry Enterprise/client

VMWare

VNC Remote

HP Printer drivers

Uniprint

Centennial Auditing s/ware

Norton Ghost

Lotus Smart Suite File Viewer

Macromedia Flash

Paint Shop pro

Partition Magic

PC Duo 9.1

Veritas Backup Exec

Verisign Voice-conferencing

Webex

Vodafone 3G client

Symantec Antivirus

Trend Micro

Hardware:

All desktop pc’s, laptops, IP phones, printers and scanners provided by AllscriptsMisys

Blackberry:

1st line support of hardware and system synchronisation.

Data Center Service

The data center management services apply to the infrastructure and development servers.

The server service teams will analyse every kind of change to the network and productive systems, they would also carry out:

•         Server maintenance and Support

•         Server Backup/Recovery Management

•         Server performance Management

•         Server Setup

•         Server Hardware installation

•         UNIX & i-Series Support

There will be a base line analysis of the existing data center infrastructure required prior to full commitment to meeting SLA’s. We will review the infrastructure, existing monitoring tools, processes and procedures, and services provided by external vendors for all data centers. We will make our best effort to complete this within the next 120 days or sooner and review findings, recommendations and final SLA commitments at that time,

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Service Management

Messaging Service

The Messaging service team provides a secure environment that allows authentication against application systems and provides a tool for effective business communications

•         Administration of Email Servers

•         Active Directory

•         Administration of Blackberry Servers

•         SPAM/Virus control

Microsoft Outlook is the standard application for processing all mail communication.

There will be a base line analysis of the existing messaging infrastructure required prior to full commitment to meeting SLA’s. We will make our best effort to complete this within the next 90 days or sooner and review findings, recommendations (including recommendations as required for changes to the existing environment) and final SLA commitments at that time.

Network Support Service

Data and Voice provides support and maintenance of

•         Connection to the local PABX using either analogue or digital interface

•         Traffic analysis and management of Voice Circuits

•         Global access dialling scheme or direct connections

•         Management and advice of direct connections

•         Advise AllscriptsMisys IS Management on PABX and selection of architecture

•         Internet access support to AllscriptsMisys locations

•         Remote access support to AllscriptsMisys locations on MPLS network

•         Local Area Network – This is a local service

•         Wide Area Network – This is a global service

•         Cisco Agent and Supervisor Desktop

•         Cisco CRS historical reports

•         SSL VPN connection to relevant domains

There will be a base line analysis of the existing networking infrastructure required prior to full commitment to meeting SLA’s. We will review the infrastructure, existing monitoring tools, processes and procedures, services provided by external vendors. We will make our best effort to complete this within 90 days and review findings, recommendations and final SLA commitments at that time. The services include network design, setup and performance management in the data center(s) and across the network.

We will facilitate access to domains within AllscriptsMisys as appropriate based on receipt of the necessary business approvals

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Service Management

Application Services

The Application services team provides support for all key systems facilitating the company processes including (not all inclusive list):

•         Cognos

•         Sales Force / Support Force

•         Clarity

•         Internal Web

•         HK (GL)

•         External Web

•         Application integrations

•         Solomon

•         Custom Applications (Internal, Fasttrack, etc.)

•         MSG Operating applications

Hardware/Software Purchase

•         To be defined in the AllscriptsMisys Global Procurement process.

•         IS purchasing team to be setup in Bangalore will be responsible for providing administrative work involved with IS equipment purchases.

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Service Management

5	System Availability

Requirements	Description	Specifications

System Required Hours of Operation	The hours that the systems needs to be operational. This includes online availability for End Users.	7 x 24 x 365 Hours (Exceptions: Scheduled Outages**)

System Availability Locations	Offices that the systems support; Locations of system servers	All AllscriptsMisys Locations

System Servers Availability	The hours that system servers will be available for.	(Scheduled outages if required will not be measured against system server availability percentage) Target availability is 99.5%.

Network Availability	This refers to the availability of the connectivity from servers to the user workstation.	(Scheduled outages if required will not be measured against Network availability percentage) Target availability is 99.5%

Email systems	This is the availability of connection to the AllscriptsMisys email system	(Scheduled outages if required will not be measured against Email availability percentage) Target availability is 99.5%

Internet systems	This is the availability of connection to the AllscriptsMisys internet system	(Scheduled outages if required will not be measured against Internet availability percentage) Target availability is 99.5%

Remote Access systems (RAS)	This is the availability of remote access connection to the AllscriptsMisys environment	(Scheduled outages if required will not be measured against RAS availability percentage) Target availability is 99.5%

Telecoms systems	This is the availability of telecommunications services to the AllscriptsMisys environment	(Scheduled outages if required will not be measured against Telecoms availability percentage) Target availability is 99.5%

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Service Management

Application Services Systems	This is the availability of Application services (Clarity, Cognos) to the AllscriptsMisys environment	(Scheduled outages if required will not be measured against Application availability percentage) Target availability is 99.5%

Wide Area Network (WAN)	This is the availability of WAN services to the AllscriptsMisys environment	(Scheduled outages if required will not be measured against WAN availability percentage) Target availability is 99.5%

**	The parties shall agree upon a notice process and timeline to advise AllscriptsMisys of scheduled outages.

6	Support Services

Services	Description	Specifications

SLA Reporting	Reporting of key metrics to provide server availability and incident tracking.	Reporting will be provided monthly.

SLA Document Management	SLA Change Control Tracking.	Please follow the change control process.

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Service Management

7	Priority Definitions

Description
Service Desk

Provide a single point of contact for rapid restoration of services, and fulfil requests for IS services.

•         Receive and record all inquires and incidents from users

•         Provide an initial assessment of incidents and attempt to resolve on the first call

•         Should a call back be required, coordinate communications

•         Keep the user informed of progress relating to incidents and service requests

•         Escalate unresolved incidents to higher levels of IS support as required

Service Expectation Level

There are three levels of support provided under this agreement. These levels, which are integrated into the IS support process, are defined as follows:

1st Line: Incident Management —This is first line support provided by the global service desk when it receives a call request from a user. If this level of support cannot resolve the incident, the request is passed to the 2nd line support, these are infrastructure/application support specialists.

2nd Line: Incident Management —This is support provided by the infrastructure and application support teams or subject matter experts (SMEs). This support level is to provide a resolution or workaround for the user. Where a workaround is in place the incident is closed and passed onto the next line of support or Problem Management (To be defined in PM Procedure).

3rd Line — This level of support performs root cause analysis to resolve the problem. This level of support can also be provided by 3rd party support team wherever there is a dependency on the supplier.

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Service Management

Service Desk Target Response Priorities:

All incidents will be classified into the following Priority levels:

•        Priority 1

•        Priority 2

•        Priority 3

•        Priority 4

•        Priority 5

Note 1: Priority 1 Incidents will be continuously worked on until resolved. A user contact must be assigned and be readily available to assess alternative solutions and finalise incident resolution verification.

Note 2: Priority 2 Incidents will be worked on during regular local business hours by the relevant support groups.

Note 3: Purchasing of IS related equipments is currently excluded from this document.

Note 4: Service Requests will be supported on a Best Endeavour basis.

Priority 1: Critical

The ability to conduct business or service by AllscriptsMisys has stopped. The ability to make strategic business decisions is impaired.

Examples:

•        Exchange server down, global network down.

•        Virus affecting a group

Priority 2: High

Service is seriously degraded but can continue its operation via a workaround or incremental resource for a short period of time before business stops.

Examples:

•        Extremely slow system performance, a piece of application functionality is down.

•        Virus affecting a user

Priority 3: Medium

Service is lost by a single user or small number of users, affecting significant business functionality. Incidents or problems where a workaround exists.

Examples:

•        Requesting a new user logon id

•        Setting up a new printer

Priority 4: Low

Incidents where users can operate some of the system activities normally, but a definite problem is identified.

Priority 5: Very Low

Any incident from users or site groups requesting for information or requires some clarification.

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Service Management

7.1	Resolution Times

Priority	Response Time	SLA Resolution	SLA Target Time
Priority 1	30 mins	7.5 hours	Within 8 Hrs** ¥
Priority 2	1 hour	7 hours	Within 1 working day ¥ (Local business hrs 08:00 – 18:00)
Priority 3	4 hours	44 hours	Within 2 working days ¥ (Local business hrs 08:00 – 18:00)
Priority 4	1 working day	4 working days	Within 5 working days ¥ (Local business hrs 08:00 – 18:00)
Priority 5	2 working days	8 working days	Within 10 working days ¥ (Local business hrs 08:00 – 18:00)

**	LTR – Lead Time for Replacement by a 3rd party vendor, if any. (LTR is informed to customer based on vendor commitments towards delivery of spares required for replacement to complete the incident)

¥	Resolution times for Application Services will be handled on best endeavours. These situations may require research and testing time, so specific delivery timeframes can not be indicated here.

7.2	Service Targets

Priority Levels	% number of incidents resolved within target time
Priority 1	85
Priority 2	80
Priority 3	70
Priority 4	65
Priority 5	60

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Service Management

7.3	Priority Matrix

Urgency x Impact = Priority		URGENCY
		Critical	High	Medium	Low	Very Low
				(Default)
	Business or	Priority	Priority	Priority	Priority	Priority
	VIP User	1	1	2	3	4
IMPACT	Department or Group	Priority	Priority	Priority	Priority	Priority
		1	2	3	4	5
	Individual User	Priority	Priority	Priority	Priority	Priority
	(Default)	2	2	3	4	5

Each Priority is related to a certain resolution time

Priority 1: Significant loss to service, must be recovered immediately (continuous work until resolution)

Priority 2: Limited damage, should be recovered immediately

Priority 3: Significant damage, does not need to be recovered immediately

Priority 4: Limited damage, does not need to be recovered immediately

Priority 5: Very limited damage, does not need to be recovered immediately

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Service Management

Classification:

•	Impact

•	Reflects business criticality of the incident

•	Reflects extent to which an incident leads to degradation of SLA, such as number of users that suffer

•	Urgency

•	Reflects required speed of solving an incident

•	Priority

•	Reflects order in which to solve the incidents

7.4 Escalation Trigger

The escalation trigger indicates at which time, the procedure of processing an incident will be intensified, increased, or changed in order to recover the service.

•	after exceeding the response time

•	one hour before the expiration of the resolution time

•	when exceeding the resolution time

•	after the third transfer

This process is managed by the service desk which ensures communication between all parties is regular and up-to date.

Escalation measures

Once an escalation has been initiated, incident resolution is intensified, increased, or changed in order to recover the service. This results in the raising of three general possible measures:

•	Organisational measurements, such as calling in the next level of support or the vendor;

•	Information update, such as to the higher hierarchical level;

•	Increased assignment of resources: staff, material

Priority 1	Hour(s)	Contact	Process
	2	Technician	Once the GSD analyst has made an initial investigation into the history of the incident and established that it is a business critical issue, the service desk analyst uses the regional call out processes to contact the appropriate technician.

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4	Technician (where applicable)	If the service level is being exceeded or GSD unable to make contact with the technician, escalate to the Service Desk Manager.
6	Local IS Manager / Functional Heads	The Service Desk Manager escalates to the IS Manager / Functional Heads for information if resolution is exceeding service levels.
7	Regional IS Director	Service desk updates regional IS director/s who in turn will update VP IS/AS.
8	VP IS / AS	Manage relationship with Business Executives

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8	Reporting

The service desk’s Incident logging tool will be used by all Service technicians (where approval and technical access has been granted) to record and track all incidents / problem reports, requests, or other types of incidents received by the service desk. This provides the ability to deliver reporting metrics with regard to this SLA.

8.1	Metrics Reporting

Regular reporting will be provided to the Business and IS Management on available metrics as related to target performance. These reports are expected to be produced by the Global Service Desk using its reporting tool, which will detail service performance against SLA targets and Key Performance Indicators.

8.2	User Responsibilities

The Users have the following general responsibilities under this agreement:

•	Users do not contact IS support resources directly to report an Incident. All Incidents calls must be logged through Service Desk Plus, Email or Telephone.

•	Customers are required to update IS well in advance, if there are changes in the business needs that are supported by the IS services.

•	Service Level Agreement to be reviewed once a year unless there is a critical business need to do so mid-term.

•	Users will conduct business in a courteous and professional manner with IS

•	Users will provide all information required to open a support request.

•	Once a request has been submitted, Users will make themselves available to work with the support resource assigned to the support request.

•	Users will provide all of the necessary and requested documentation, information, to IS prior to the start of support of a new application or system.

8.3	Service Desk Responsibilities

The Service Desk has the following general responsibilities under this agreement:

•	The Service Desk will conduct business in a courteous and professional manner with the users.

•	The Service Desk will log all information from the user required to establish contact, document the nature of the Incident and the user’s hardware/network environment (as applicable).

•	The Service Desk will attempt to resolve Incidents over the phone or remotely on first call.

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•	The Service Desk will escalate requests to the next level of internal support within IS when requests are exceeding established resolution targets.

•	The Service Desk will obtain the user’s approval before ticket closure.

•	The Service Desk will be the interface on behalf of the client to the support functions within IS as appropriate.

•	The Service Desk will continue to utilise Service Desk Plus for updating, tracking, and closing trouble tickets as assigned.

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9	Definitions

Service Level Agreement (SLA): Agreement between IS and the customer(s), detailing key service targets and responsibilities of both parties.

Operational Level Agreement (OLA): Agreement between IS and other internal support groups on which the service depends.

Service Catalogue (SC): List of all IS services provided which can come into scope for SLA’s. Also lists users of the service and their maintainers.

Service Improvement Program (SIP): Management can instigate a SIP to identify and implement whatever actions are necessary to overcome any difficulties and restore service quality.

VIP Support: Support given to Senior AllscriptsMisys Executives and their assistants (VP and above) as agreed by IS CIO’s. The list will be reviewed on a regular basis by the service desk team.

Follow the Sun Support: The “follow the sun” support model uses Information Systems (IS) global capabilities to strategically deliver around the clock support to the AllscriptsMisys business, the model shows where there is a support group available globally.

The times detail the window in which each region will endeavour to support the customer before the escalation process is initiated.

If the support group is unable to resolve the incident, the request must be updated and the Global service desk will initiate the escalation process by contacting the relevant technician as identified in the operational manual for the support group.

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Appendix A

Supported Hardware & Software Listing

Desk Top
Desktop Standard Hardware	Dell Optiplex models
Laptop Standard Hardware	Dell Latiude models, D630
Tablet Standard Hardware	Fujitsu Lifebook T4220
Standard Desktop/Laptop Software	MS Office, Dameware, Adobe reader, MS Office Communicator, GFI Faxmaker, Windows XP, Vista

Security
Virus Protection	Trend Micro Office Scan, Symantec End Point Protection
Spyware	Trend Micro Office Scan, MS Defender, Symantec Endpoint
Password Policies	60 days, 8 characters, caps, lower case, number or special character

Servers
Servers Standards	Dell and virtualization technology.
Operating systems	Windows XP, 2000, 2003, 2008, vmware, AIX, Red Hat Linux, HP Tru64
Snort, ISA Nessus, Fortinet, Symantec Security
Network Management	Zenoss, opmanager, openmanage, cacti, opsview, rancid, ipplan, OpsManager, Solar Winds
Virus Protection	Trend, Symantec EndPoint Protection
Fax Servers	GFI Faxmaker v12, RightFax, ZetaFax
Diagnostic Tools	netmon, nmap, perfmon, Microsoft support tools, resource kit, syslog, snort, Dell openmanage, zenoss, opmanager, FortiManager, FortiAnalyzer
Communication Servers	OWA, LCS, Unity Messaging, Sharepoint
Database Servers	sql 2000, sql 2005, x86 and x64, clustered, Informix
Asset inventory management	SMS, Belarc
Software distribution	SMS, WSUS
Network Addressing (DNS)	Windows 2003, AD Integrated and Primary zones. External DNS: host own external services
Backup	Netbackup. LTO B2, SDLT. Iron Mountain, Backup Exec, SecureTec/Recall

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Messaging
Email Systems	Exchange 2003
Phone/PDA Support	Blackberrys / Mobile 5 devices
Messaging Gateways	Websense (Blackspider), SMTP
Spam Filters	Websense (Blackspider) & Barracuda, IronPort

Data & Voice Network
Telephone Systems
Overall Standards	Cisco Call Manager / IPSec for remote users, Nortel VOIP, Nortel Symposium, Call Pilot
Raleigh	Cisco Call Manager
Cary	Nortel CS1000S, Call Pilot, Symposium
Chicago	Nortel CS10000B Branch office VOIP system
Other	Cisco Call Manager
800 lines	Sprint
Voice Mail	Cisco / Unity, Nortel Call Pilot & Rolm Voice mail
Video Conferencing	Polycom
AVR/ACD	Nortel Symposium
Conference Call Vendor	Intercall, CISCO Meeting Place
Carrier Services
US	Sprint (MPLS), AT&T, Verizon, Qwest, Time Warner, Sprint, Level 3
Other	Verizon (Europe/Int)
WAN	Managed MPLS, IIPSec VPN over Internet for Data
LAN Architecture	Cisco Core/Dist/Access model with collapsed backbone. 3700 / 4500 / 4000 /6000. Ethernet 10/100, CISCO switches
Mobile Phones	Sprint. Pooling structure. Authorized model list. Smart phones can be Blackberry or Mobile 6. Corporate liable.
Remote Access	Windows RAS

Applications

Business Process Area	Misys	AllscriptsMisys
Sales
Client/Account Maintenance	Internal	FastTrack/ContractTracker
Campaign Management	Salesforce.com	Salesforce.com
Lead Management	Salesforce.com	Salesforce.com

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Business Process Area	Misys	AllscriptsMisys
Sales Force Automation	Salesforce.com	Salesforce.com
Commissions	SalesMechanix, Xactly (future)	ContractTracker, Manual (TouchWorks)
eCommerce	Firepond	eRxNow, WebShop, HealthMatics

Product Development
Time Tracking	Clarity	Solomon
Project Planning	Clarity	MS Project
Reporting	Clarity

Marketing & Communications
Website	Custom	Custom
Intranet	Sharepoint	Custom

Professional Services
Pro Services Billing	Clarity, HK	FastTrack, Solomon
Quote Generation	SalesMechanix, Firepond	Quick Quotes, Regulator, Implementation Calculator
Product and Pricing List	Internal	Item Master, Regulator
Engagement tracking	Clarity, ICView	FastTrack, Project Server, Calendar (in-house)
Order Processing (Contracts/Fulfillment)	Firepond, HK	Regulator, Quick Quotes, Contract Tracker
SOW		QQ

Support
Call Tracking	Internal, Supportforce.com (future)	FastTrack (MSA), RTI (TouchWorks)
Customer Portal	Internal, Supportforce.com (future)	FastTrack (MSA), RTI (TouchWorks)
Software Key Generation	Internal	FastTrack/ContractTracker

Finance
General Ledger	HK	Solomon
Purchasing	HK	Solomon
Expense Reports	HK, Concur	Solomon
Accounts Payable	HK	Solomon
Invoicing/Billing - License	HK, Mainstreet, Internal	Solomon, ContractTracker
Accounts Receivable	HK	Solomon
Collections	HK	Solomon, FastTrack, Accounting Utilities
Fixed Assets	FAS90	Sage FAS, AssetTracker (in-house)
Planning/Budget/Forecast	HK, Comshare	Solomon
Consolidation/Statutory	HK, Comshare	Solomon
Treasury	HK, Plato	Solomon
Automated Maintenance Billing	Internal	Contract Tracker, Acct Util via Wachovia ACH

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Business Process Area	Misys	AllscriptsMisys
Tax	HK, Vertex	Solomon, CCH
Business Intelligence	Cognos/OLAP Data Cubes	Reporting Services, MIS Reports/Dashboard
Payroll	ePayroll (HRIS)	ADP

Human Resources (HR)
Personnel Admin	Ultipro	ADP
Compensation Management	Merit, Ultipro	ADP
Performance Management	Merit, Ultipro, MTM	ADP
Learning Management	Training Access DB, MTM	New Learning Management System in Development
Employee PTO		VB6, Intranet Application
Employee Stock Tracking	Equity Edge	Equity Edge

Helpdesk & Internal IS
Ticketing System	ServiceDesk	FastTrack, RTI
Event Generation	ServiceDesk	SilverBack, HM Assure
KnowledgeBase	Internal, Supportforce.com (future)	FastTrack, Intranet
Agreement Tracking	CSR	Agreements
Intranet / Collaboration	SharePoint	Home Grown ASP/HTML
Software Maintenance Tracking	Internal	Contract Tracker
Voicemail Notification & Escalation		VM Route

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EXECUTION COPY

EXHIBIT J-2 TO SHARED SERVICES AGREEMENT

FORM OF STATEMENT OF WORK FOR INFORMATION SYSTEMS SERVICES

This Statement of Work, effective as of                             , 20     (this “Statement of Work”), is executed pursuant to the Shared Services Agreement, effective as of October 10, 2008 (the “Agreement”), by and between Misys plc, a public limited company incorporated under the laws of England (“Misys”) and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), and shall be deemed to be a part thereof and incorporated therein. Capitalized terms used herein without definition are used as defined in the Agreement. The Services to be provided under this Statement of Work are Information Systems Services pursuant to Schedule J of the Agreement. The Provider of these Services shall be                          and the Recipient of these Services shall be                             .

1.	Description of Services: [Describe the Services to be performed in as much detail as possible. Identify where the work will be performed and any key personnel that must be assigned to the project. Separate the Services into phases if applicable.]

a.	Out-of Scope Work and Assumptions: [Describe any specific components of the Services specifically agreed to be excluded from the scope of the Provider’s responsibility.]

b.	Project Staffing Plan: [If the Fees for the Services are charged on a time and materials basis, describe the projected/agreed upon staffing plan.]

c.	Provider’s Responsibilities and Tasks: [Describe the specific tasks and responsibilities of the Provider.]

d.	Recipient’s Responsibilities and Tasks: [Describe the specific tasks and responsibilities of the Recipient.]

e.	Service Performance and Delivery Methodology: [Describe the project execution methodology, if applicable.]

2.	Description of Deliverables: [Be specific and only list those tangible deliverables that will be provided to the Recipient. All other pertinent information should be described in the Description of Services section above.]

3.	Intellectual Property Rights: [Identify which entity owns the deliverables and what rights, if any, the other entity has in the deliverables.]

4.	Third-Person Components: [Describe all third-Person items and materials to be included, provided or utilized and the party responsible for procuring and paying for such materials.]

5.	Equipment: [Describe all equipment and materials to be included, provided or utilized and the party responsible for procuring and paying for such materials.]

6.	Project Term, Schedule and Milestones: [Include dates for start and completion of each phase of the Services, and for delivery of each of the deliverables.]

7.	Review and Testing: [Describe the review and testing process and indicate the timeframe for the review and testing period.]

8.	Compensation: [Indicate the fees and compensation payable and whether the Fees for the project are being charged on a time and materials basis or a fixed-fee basis.]

9.	In the event of any conflict between the provisions of the Agreement (including, for the avoidance of doubt, the Schedules and Exhibits attached thereto) and this Statement of Work, the provisions of the Agreement shall control, unless this Statement of Work expressly provides otherwise.

IN WITNESS WHEREOF, the Parties have executed this Statement of Work by their undersigned, duly authorized officers on the date first above written.

MISYS PLC	ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	By:
Name:	Name:
Title:	Title:

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